Exhibit 1

Development Bank of Japan Inc.

This description of the Development Bank of Japan Inc. is dated September 8, 2010 and appears as Exhibit 1 to its Annual Report on Form 18-K filed with the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF DEVELOPMENT BANK OF JAPAN INC.

FURTHER INFORMATION

This document appears as an exhibit to the Annual Report on Form 18-K of Development Bank of Japan Inc. (“DBJ”) filed with the U.S. Securities and Exchange Commission (the “Commission”). Additional information with respect to DBJ is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference facilities maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330. Copies of such documents may also be obtained from DBJ by telephoning 813-3244-1820. Such Annual Report, exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 3, 2010, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥84.30 =$1.00, and the noon buying rate on August 27, 2010 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥85.10=$1.00.

References to fiscal years of DBJ are to the 12-month periods commencing on April 1 of the year indicated, except that references to the fiscal year 2008 refer to (1) the six-month fiscal period ended September 30, 2008 of Development Bank of Japan (the predecessor to DBJ) (the “Predecessor”), which was its last fiscal period, and (2) the six-month fiscal period ended March 31, 2009 of DBJ, which was its first fiscal period.

Unless otherwise indicated, all amounts are presented on a basis consistent with the audited consolidated financial statements of DBJ, which have been prepared in accordance with generally accepted accounting principles in Japan (“Japanese GAAP”) and which are included in this document .

In this document, where information is presented in thousands, millions or billions of yen or thousands, millions or billions of dollars, amounts of less than one thousand, one million or one billion, as the case may be, have been truncated unless otherwise specified. All percentages have been rounded to the nearest percent, one-tenth of one percent or one-hundredth of one percent, as the case may be, except as otherwise indicated. In some cases, figures presented in tables in this document may not add up due to such truncating or rounding.

CAPITALIZATION

The following table sets out the consolidated capitalization and indebtedness of DBJ as of March 31, 2010, which has been extracted without material adjustment from DBJ’s audited consolidated balance sheet as of the same date:

As of March 31, 2010
(millions of yen)
Borrowings:
Debentures(1)(2)	¥3,504,212
Borrowed Money	9,082,479
Corporate Bonds(3)(4)	242,181

Total Borrowings(5)(7)	12,828,873
Equity:
Common Stock
Authorized — 160,000 thousand shares
Issued and outstanding — 43,623 thousand shares(6)	1,181,194
Capital Surplus	1,060,466
Retained Earnings	40,779

Unrealized Gain on Available-for-sale Securities	11,091
Deferred Gain on Derivatives under Hedge Accounting	11,154
Foreign Currency Translation Adjustments	(54)

Minority Interests	22,908

Total Equity	2,327,538

Total Borrowings and Equity(6)(7)	¥15,156,412

Notes:

(1)	“Debentures” means all bonds and notes which were issued previously by the Predecessor and government-guaranteed bonds which were issued by DBJ after October 1, 2008.
(2)	DBJ has issued an aggregate principal amount of ¥123,030 million government-guaranteed bonds since March 31, 2010.
(3)	“Corporate Bonds” means non-guaranteed bonds and notes which were issued by DBJ after October 1, 2008.
(4)	DBJ has issued an aggregate principal amount of ¥40,000 million non-guaranteed bonds and notes since March 31, 2010.
(5)	Includes current maturities.
(6)	See “Business — Operations — Crisis Response Business” for details of the increase in capital during the year ended March 31, 2010.
(7)	Other than as described above, there has been no material change in DBJ’s capitalization and indebtedness since March 31, 2010.

RECENT DEVELOPMENTS

Consolidated Results for the Year Ended March 31, 2010 and the Six Months Ended September 30, 2008 and March 31, 2009

Due to the establishment of DBJ on October 1, 2008 and the dissolution of the Predecessor on the same date, no audited financial statements for the 12 months ended March 31, 2009 are available in respect of DBJ. As such, the audited financial information with regard to the Predecessor for the six months ended September 30, 2008, and the audited financial information with regard to DBJ for the six months ended March 31, 2009 and for the year ended March 31, 2010, are set out in this section. As no financial statements are available in respect of DBJ for the year ended March 31, 2009, the discussion of the consolidated results for the year ended March 31, 2010 included in this section does not contain comparisons with the consolidated results for previous periods.

The following table sets out selected historical audited consolidated financial information of the Predecessor (in the case of (i)) and DBJ (in the case of (ii) and (iii)) for (i) the six-month financial period ended September 30, 2008, (ii) the six-month financial period ended March 31, 2009, and (iii) the financial year ended March 31, 2010, prepared in accordance with Japanese GAAP:

	Six Month Ended
	September 30, 2008	March 31, 2009	Year Ended March 31, 2010
	(in millions of yen)
Total Income	¥165,589	¥154,831	¥353,707
Interest Income	141,788	135,793	301,482
Fees and Commissions	3,037	4,646	15,683
Other Operating Income	1,699	719	19,880
Other Income	19,064	13,672	16,661
Total Expenses	194,670	272,952	302,602
Interest Expense	91,936	84,118	180,111
Fees and Commissions	5	142	1,043
Other Operating Expenses	7,048	11,090	34,072
General and Administrative Expenses	16,454	17,803	35,037
Other Expenses	79,226	159,798	52,336
Income (Loss) before Income Taxes and Minority Interests	(29,081)	(118,120)	51,105
Net Income (Loss)	(28,651)	(128,342)	39,893

DBJ’s consolidated net interest income for the year ended March 31, 2010 amounted to ¥121,371 million, reflecting an increase due principally to the increase in interest income due to an increase in the outstanding amount of loans. DBJ’s consolidated net fees and commissions income for the year ended March 31, 2010 amounted to ¥14,639 million, reflecting an increase principally in fees and commissions relating to investments and lending. Net other operating expenses for the year ended March 31, 2010 amounted to ¥14,192 million. This principally reflected the valuation losses on real estate-related private bonds, although this was set off to a certain extent by valuation gains on credit default swaps.

Although DBJ continued to incur significant credit costs in the year ended March 31, 2010 in respect of the increase in specific allowance for loan losses, credit costs as a whole declined principally due to the transfer from general allowance for loan losses and repayment of loans previously written off. In addition, DBJ transferred ¥6,536 million in the year ended March 31, 2010 into its allowance for the move of its headquarters (such move being necessitated due to the redevelopment of the current headquarters area).

As a result, income before income taxes and minority interests amounted to ¥51,105 million for the year ended March 31, 2010. Upon DBJ becoming a joint stock corporation on October 1, 2008, it became liable to payment of Japanese taxes. For the year ended March 31, 2010, net income taxes amounted to ¥10,824 million. As a result, for the year ended March 31, 2010, DBJ’s net income amounted to ¥39,893 million.

Capital Ratio

As of March 31, 2010, DBJ’s consolidated total capital ratio as measured pursuant to the standards (international standards) established by the Japanese Ministry of Finance and the Japanese Financial Services Agency, which are based on the standards proposed by the Bank for International Settlements (the “consolidated total capital ratio”), came to 19.13 per cent.

Recent Developments Regarding Privatization of DBJ

DBJ was established on October 1, 2008 (by having transferred to it materially all of the assets of the Predecessor by way of contribution in kind and assuming materially all of the rights and all of the liabilities of the Predecessor) pursuant to the Development Bank of Japan Inc. Law (Law No. 85 of 2007, as amended) (the “DBJ Law”), which was passed by the Japanese Diet at its ordinary session on June 6, 2007 and came into effect on June 13, 2007, as part of the reforms of special public institutions promulgated by the Japanese Government under the Law Concerning Promotion of Administrative Reform for Realizing the Simple and Effective Government (Law No. 47 of 2006, as amended), which was approved by the Japanese Diet in May 2006.

As originally enacted, the DBJ Law contemplated full privatization of DBJ over a period of approximately five to seven years from its establishment on October 1, 2008. During that time period, the DBJ Law (as originally enacted) provided that the Japanese Government would dispose of all of the common stock of DBJ that it currently owns (the “full privatization”), and that steps would be taken to abolish the DBJ Law promptly after the full privatization.

In order to make a smooth transition from the financing structure of the Predecessor that relied primarily on financing backed by the Japanese Government credit to a stable financing structure without such backing, during the transition period DBJ is permitted to borrow from the Japanese Government and to issue government-guaranteed bonds. Also, the Japanese Government’s guarantee of the Predecessor’s guaranteed bonds has continued (and will continue) unchanged after its obligations and liabilities thereunder were transferred to DBJ.

Currently, DBJ’s crisis response business is active (see “Business – Operations – Crisis Response Business”), following the global financial and economic crises being experienced since autumn 2008. Against such background, on June 26, 2009, the Japanese Diet approved the Law for Partial Amendment of the Development Bank of Japan Inc. Law (Law No. 67 of 2009, as amended) (the “Amendment Law”), which, as part of the response to economic and financial crises promulgated by the Japanese Government, enables the Japanese Government to strengthen DBJ’s financial base through capital injections up to the end of March 2012. In accordance therewith, DBJ has increased its capital by ¥103,232 million and ¥77,962 million on September 24, 2009 and March 23, 2010, respectively. In addition, the targeted timing for the full privatization of DBJ has been extended to approximately five to seven years from April 1, 2012 subsequently under the Amendment Law. Further, the Amendment Law provides that the Japanese Government is to review the organization of DBJ, including the Japanese Government’s holding of DBJ’s share capital, by the end of the fiscal year ending March 31, 2012, and until such time, the Japanese Government will not be disposing of its holding of DBJ’s share capital.

Relevant provisions of the Supplementary Provisions to the DBJ Law after the amendment pursuant to the Amendment Law, and the Supplementary Provisions to the Amendment Law are set out below:

(Excerpt from Supplementary Provisions to the DBJ Law after the amendment pursuant to the Amendment Law)

Article 2	Disposition of Government-Owned Shares

1.	Pursuant to Article 6, Paragraph 2 of the Law Concerning Promotion of Administrative Reform for Realizing the Simple and Effective Government (Law No. 47 of 2006), the Government shall make efforts to reduce the number of shares held by it in the Corporation (hereinafter in the following Paragraph and the Article 3 of the Supplementary Provisions referred to as “Government-Owned Shares”), taking into account the market situation, and shall dispose all of them in approximately five to seven years from April 1, 2012.

Article 2-2	Capital Contribution by the Government

The Government may make capital contributions to the Corporation, to the extent of the amount approved by the budget, whenever the Government deems necessary, until March 31, 2012.

Article 2-3	Issue of the Government Bonds

1.	The Government may issue the Government Bonds to use for securement of capital that become necessary to secure soundness of financial conditions of the Corporation in performing crisis response business set forth in Article 2, Item (5) of the Japan Finance Corporation Law (Law No. 57 of 2007) (hereinafter referred to as the “crisis response business”), until March 31, 2012.

(Excerpt from Supplementary Provisions to the Amendment Law)

Article 2	Deliberation

1.	By the end of fiscal year 2011, the Government shall review the organization of the Corporation, taking into account the status of investments in Development Bank of Japan Inc. (hereinafter “the Corporation”) under the provisions of Article 2-2 of the Supplementary Provisions to the Development Bank of Japan Inc. Law as amended by this Law; the redemption of Government Bonds under the provisions of Article 2-4, paragraph 2 of the same Supplementary Provisions; the conduct of crisis response business by the Corporation (this refers to crisis response business conducted under the provisions of Article 2, item 5 of the Japan Finance Corporation Law (Law No. 57 of 2007); same hereinafter); and changes in socioeconomic and other circumstances. This review, from a point of view of the Government’s practice of maintaining a certain level of involvement in the Corporation, such as by consistently holding more than one-third of the Corporation’s issued shares, is meant to ensure that the Corporation’s crisis response business are properly implemented; it shall include a consideration of the Corporation’s crisis response business and, based on that, of the Government’s holding of stock in the Corporation. The Government shall take necessary measures based on its findings.

2.	Notwithstanding the provisions of Article 6, paragraph 2 of the Law on Promotion of Administrative Reform for Realizing the Simple and Effective Government (Law No. 47 of 2006) as amended under the provisions of the following Article (the “Administrative Reform Promotion Law”) and of Article 2, paragraph 1 of the Supplementary Provisions to the Development Bank of Japan Inc. Law as amended by this Law, the Government shall not dispose of its shares in the Corporation prior to taking the measures described in the preceding paragraph.

BUSINESS

History

DBJ was established on October 1, 2008 as a joint stock corporation under the Company Law of Japan (Law No. 86 of 2005, as amended) (the “Company Law”), as part of the Japanese Government’s efforts to reform policy finance. DBJ is the successor to the Predecessor. The Predecessor was a governmental financial institution established on October 1, 1999 under the Development Bank of Japan Law.

The Japanese Government currently owns all issued shares of DBJ’s common stock. Under the DBJ Law, DBJ is subject to the Japanese Government control and supervision primarily through the Minister of Finance. See “– Government Control and Supervision” below.

DBJ is currently in the process of being privatized. See “Recent Developments – Recent Development Regarding Privatization of DBJ”.

Purpose and Authority

DBJ’s name and basic mission are provided by the DBJ Law. The DBJ Law provides that DBJ’s purpose is to maintain the foundations of investment and financing functions of long-term business funds, which previously were carried out by the Predecessor, by conducting business activities utilizing the methods of combining investments and financing and other sophisticated financial methodologies, while maintaining the autonomy of management with the goal of realizing full-scale privatization, thereby contributing to smooth supply of funds to those who need long-term business funds, as well as to the sophistication of financial functions.

Under the DBJ Law, the activities of DBJ include providing loans and guarantees to, and making equity investments in, projects and entities in need of long term business funds. Consistently with the DBJ Law, DBJ considers whether or not to provide long-term financing and related services to a qualified project or entity in need of long term business funds which meets relevant criteria, including financial viability.

DBJ raises funds mainly by borrowing from the Japanese Government and private financial institutions, and also issuing both Japanese-Government guaranteed bonds and non-guaranteed bonds. DBJ raised funds by borrowing from Japan Finance Corporation (“JFC”) in relation to crisis response business.

Government Control and Supervision

Under the DBJ Law, DBJ is subject to Japanese Government control and supervision primarily through the Minister of Finance. Such supervision encompasses key matters such as appointment and retention of representative directors, adoption of an annual business plan, adoption of an annual basic policy regarding issuance of bonds and Development Bank of Japan Inc. bonds and borrowings, adoption of annual debt repayment plans, ownership of subsidiaries involved in the financial business (such as banks) and amendment of DBJ’s articles of incorporation. Such key matters are subject to prior approval by the Minister of Finance.

The Minister of Finance also has supervisory powers with regard to DBJ and may require it to make reports as to its operations or examine its books and records whenever he or she deems it necessary. On the basis of any such report or examination, the Minister may issue such orders to DBJ concerning its operations as he or she deems necessary for enforcement of the DBJ Law.

The Minister of Finance draws up the Japanese Government’s Fiscal Investment and Loan Program (“FILP” or “zaito”) each year which, subject to approval by the Japanese Diet, determines the allocation of funds to public institutions and special corporations such as DBJ. Until such time as DBJ is fully privatized, DBJ is able to issue government guaranteed bonds and borrow from the Japanese Government pursuant to the zaito program.

Strategy

Upon its incorporation as a new joint stock corporation, DBJ has formulated a new corporate philosophy with the goal of “applying financial expertise to design the future”. In line with DBJ’s privatization process (see “Privatization of DBJ”), it has formulated a business model with the aim of positioning it as a highly specialized financial institution that provides integrated loan and investment offerings.

To that end, DBJ has established its medium-term management plan for fiscal years 2008 through 2010, named “Challenge 2010: Establishing an Integrated Financial Service for Investments and Loans” (the “Management Plan”). Under the Management Plan, DBJ has set certain financial targets for fiscal year 2010, and with a view to realizing such targets, has established a growth strategy encompassing the following:

Growing through expanding the offering of integrated financial services for investments and loans to customers encompassing a variety of industries and regions

DBJ intends to expand the scope of its financial services offered to customers, taking into account the requirements of the customers. Further, DBJ intends to cooperate widely with other financial institutions leveraging on its expertise in offering integrated financial services for investments and loans.

Further sophistication of financial services leveraging on DBJ’s strengths in the environment, technology and social infrastructure sectors

DBJ intends to provide further sophisticated financial services leveraging on its strengths in the environment, technology and social infrastructure sectors, by utilizing the wide customer base and industrial information which it has accumulated.

Taking serious steps to commence international operations

DBJ intends to take serious steps towards commencing international operations, based upon forming a network with domestic and foreign financial institutions which can be trusted as partners. DBJ has started establishing a basis for international operations, and has set an objective for the level of international exposure which it aims to achieve by fiscal year 2010.

Further strengthening its intellectual property

DBJ intends to add value to the services offered to its customers through further strengthening its industrial research, due diligence, financial technology, research and development and networking capabilities. Further, DBJ intends to recruit and promote the education of personnel which will form the basis of its growth strategy.

Diversifying its funding sources

DBJ intends to diversify its funding sources, at the same time as continuing to maintain a healthy financial base.

Operations

Under its articles of incorporation, DBJ may, among other things, accept deposits, lend money, make capital contributions, guarantee the due performance of debts and obligations, sell and purchase securities, lend securities and acquire or transfer monetary claims.

DBJ is principally involved in the lending, investment, consulting and advisory businesses. In its lending business, DBJ provides not only traditional senior loans to corporations, but also provides lending which utilize financial expertise such as structured finance and non-recourse loans, which meet the diversifying funding requirements of customers. In the year ended March 31, 2010, the level of new lending (including lending related to its crisis response business and investments in corporate bonds) made by DBJ amounted to ¥3,682.0 billion on a non-consolidated basis. As of March 31, 2010, the outstanding balance of DBJ’s loans (including investments in corporate bonds) on a non-consolidated basis amounted to ¥13,856.7 billion.

In its investment business, DBJ provides risk capital (including by investments through funds, mezzanine and equity finance) appropriate for the challenges faced by its customers such as business expansion, growth strategy and strengthening of financial base, based on a long-term perspective. In the year ended March 31, 2010, the level of new investments made by DBJ amounted to ¥111.1 billion on a non-consolidated basis. As of March 31, 2010, the outstanding balance of DBJ’s investments (including investments in securities, money trusts and funds) on a non-consolidated basis amounted to ¥381.8 billion.

In its consulting and advisory business, DBJ utilizes the networks cultivated by the Predecessor in providing consulting and advisory support to customers in a wide variety of industries and business sizes, for example in relation to increasing their competitiveness, as well as to projects which contribute to the revitalization of regional economies.

The following table sets forth, as of the dates indicated, the total amounts of outstanding loans made by DBJ by industry of the borrowers, prepared on a consolidated basis in accordance with Japanese GAAP and Japan Standard Industry Classification:

As of March 31, 2009
(in millions of yen)
Manufacturing	¥2,603,261
Agriculture	117
Forestry	932
Fisheries	—
Mining	26,897
Construction	18,924
Electricity, gas, heat supply and water	2,025,058
Information and communications	747,876
Transport	3,451,422
Wholesale and retail trade	650,460
Finance and insurance	296,581
Real estate	1,468,006
Services, n.e.c.(2)	717,641
Local public bodies	1,493
Others	182

Total	¥12,008,856

As of March 31, 2010
(in millions of yen)
Manufacturing	¥3,266,928
Agriculture and forestry	891
Fisheries	—
Mining and quarrying of stone and gravel	38,340
Construction	19,967
Electricity, gas, heat supply and water	1,849,581
Information and communications	687,530
Transport and postal activities	3,687,677
Wholesale and retail trade	1,019,650
Finance and insurance	448,494
Real estate and goods rental and leasing	1,760,399
Services, n.e.c.(2)	733,791
Local public bodies	1,318
Others	92

Total	¥13,514,661

Notes:

(1)	Classification of loans by industry is based on the “Japan Standard Industrial Classification” defined by the Ministry of Internal Affairs and Communications applicable as of the relevant dates.
(2)	“n.e.c.” stands for “not elsewhere classified”.

In addition, as of March 31, 2009 and 2010, DBJ’s guarantee obligations amounted to ¥157,276 million and ¥192,172 million, respectively.

Allowance for Loan Losses

DBJ makes allowances for loan losses on the following bases:

•

The allowance for claims on debtors who are legally bankrupt, in special liquidation or effectively bankrupt is provided for based on the amount of claims, after write-off, net of amounts expected to be collected through disposal of collateral or execution of guarantees.

•

The allowance for claims on debtors who are not legally bankrupt at the moment, but likely to become bankrupt for which future cash flows cannot reasonably be estimated is provided for the amount considered to be necessary based on an overall solvency assessment performed on the claims, net of amounts expected to be collected through disposal of collateral or execution of guarantees.

•

With respect to the claims on debtors who are likely to become bankrupt or to be closely monitored, and for which future cash flows can reasonably be estimated, the allowance is provided for as the difference between the present value of expected future cash flows discounted at the contracted interest rate and the carrying value of the claims.

•

The allowance for claims on debtors other than those described above is provided for based on the historical default rate, which is calculated based on the actual defaults over a certain historical period (the average financing period for DBJ).

All claims are assessed initially by the investment and lending departments and then by the Credit Analysis Department, which is independent from the investment and lending departments, based on internal policies for self-assessment of credit quality. The allowance is provided based on the results of the self-assessment.

As of March 31, 2009, DBJ’s allowance for loan losses totaled ¥276,689 million (calculated in accordance with Japanese GAAP, on a consolidated basis). As of March 31, 2010, DBJ’s allowance for loan losses totaled ¥203,422 million.

Non-performing Loans

In cases where borrowers are unable to meet payments on their loans, DBJ may revise the terms of repayment in cooperation with other lenders.

DBJ has introduced self-assessment standards (“jiko satei kijun”) to assess the credit quality of its assets in accordance with the Financial Inspection Manual of the Financial Services Agency and discloses its non-performing loans calculated under the Banking Law, as well as the Law of the Emergency Measures for the Revitalization of the Functions of the Financial System of Japan (Law No. 132 of 1998, as amended) (the “Financial Revitalization Law”). For example, where loans to bankrupt or essentially bankrupt borrowers are covered by collateral or guarantees, the loan amount is directly reduced by deducting the amount of the loan that is not deemed to be covered by the assessed value of the collateral and/or the amounts deemed to be recoverable through guarantees, from the amount of the loan.

DBJ assesses its loans in accordance with disclosure requirements which are based, in all material respects, on those set forth in the Banking Law. The following table sets forth the principal amount of non-performing loans of DBJ outstanding as of the dates indicated, calculated pursuant to the Banking Law disclosure requirements, which are set forth in the notes to the table. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP.

	As of March 31,
	2009	2010
	(in 100 millions of yen/percent)
Loans to bankrupt debtors(2)	¥189	¥4,976
Delinquent loans(3)	1,168	1,437
Loans past due three months or more(4)	0	0
Restructured loans(5)	567	437

Total non-performing loans	¥1,926	¥6,851

Percentage against the total loans outstanding	1.60%	5.07%

Notes:

(1)	The amounts of loans indicated above are stated as gross amounts, before reduction of allowance for loan losses.
(2)	“Loans to bankrupt debtors” represent non-accrual loans to debtors who are legally bankrupt as defined in Article 96-1-3 and 4 of the Japanese Tax Law Enforcement Regulation.
(3)	“Delinquent loans” represent non-accrual loans other than (i) Loans to bankrupt debtors and (ii) Loans whose interest payments are deferred in order to assist or facilitate the restructuring efforts of borrowers in financial difficulty.
(4)	“Loans past due three months or more” are loans whose principal or interest payment is three months or more past due and do not fall under the category of “Loans to bankrupt debtors” or “Delinquent loans”.
(5)	“Restructured loans” are loans whose repayment terms have been modified to the advantage of debtors through means such as reduction or exemption of interest rates, postponement of principal and interest payments, and forgiveness of loans to support or restructure the debtors’ businesses, and do not fall under the category of “Loans to bankrupt debtors”, “Delinquent loans”, or “Loans past due three months or more”.

In addition, DBJ voluntarily assesses its loans in accordance with disclosure requirements which are based, in all material respects, on those set forth in the Financial Revitalization Law in accordance with which the Japanese commercial banks generally disclose information in relation to their loans. The following table sets forth non-performing loans of DBJ outstanding as of the dates indicated, calculated pursuant to the Financial Revitalization Law disclosure requirements, which are set forth in the notes to the table. The amounts listed in the table below reflect the amounts in DBJ’s non-consolidated financial statements prepared pursuant to Japanese GAAP.

	As of March 31,
	2009	2010
	(in 100 millions of yen/percent)
Loans to borrowers in bankruptcy or quasi-bankruptcy(3)	¥211	¥5,023
Loans to borrowers with imminent bankruptcy(4)	1,154	1,380
Loans requiring special attention for recovery(5)	568	437

Subtotal	¥1,933	¥6,841

Percentage against the total loans outstanding	1.57%	4.97%
Normal loans(6)	¥120,903	¥130,902

Total loans outstanding	¥122,836	¥137,743

Notes:

(1)	The amounts in the above table are rounded to the nearest 100 million yen.
(2)	The figures in the above table reflect partial direct write-offs.
(3)	Loans to financially failed borrowers, who are subject to bankruptcy, corporate reorganization or other similar proceedings, as well as loans similar thereto.
(4)	Loans to borrowers who have not financially failed, but the financial condition and operating results have deteriorated and are likely to default on contractually mandated payment of principal and/or interest.
(5)	Comprised of (i) loans for which principal and/or interest payments are three months or more past due (excluding loans that are included in “Loans to borrowers in bankruptcy or quasi-bankruptcy” and “Loans entailing risk”), and (ii) restructured loans the terms of which have been modified by DBJ to grant concessions to borrowers in financial difficulties in order to assist such borrowers’ restructuring and to expedite collection of such loans (excluding loans that are included in “Loans to borrowers in bankruptcy or quasi-bankruptcy”, “Loans entailing risk” and “Loans for which principal and/or interest payments are three months or more past due”).
(6)	Other than those set forth in (3), (4) and (5) above, loans to borrowers whose financial condition and operating results are deemed to have no material defects.

The following table breaks down DBJ’s outstanding non-performing loans by industry calculated and disclosed under the Banking Law. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP.

As of March 31, 2009
(in 100 millions of yen)
Manufacturing	¥163
Agriculture, forestry and fisheries	0
Mining	—
Construction	67
Electricity, gas, heat supply and water	32
Information and communications	58
Transport	415
Wholesale and retail trade	128
Finance and insurance	36
Real estate	579
Services, n.e.c.(2)	444
Local public bodies	—

Total	¥1,926

As of March 31, 2010
(in 100 millions of yen)
Manufacturing	¥222
Agriculture and forestry	—
Fisheries	—
Mining and quarrying of stone and gravel	—
Construction	26
Electricity, gas, heat supply and water	28
Information and communications	56
Transport and postal activities	5,286
Wholesale and retail trade	172
Finance and insurance	34
Real estate and goods rental and leasing	647
Services, n.e.c.(2)	376
Local public bodies	—
Others	—

Total	¥6,851

Notes:

(1)	Classification of non-performing loans by industry is based on the “Japan Standard Industrial Classification” defined by the Ministry of Internal Affairs and Communications applicable as of the relevant dates.
(2)	“n.e.c.” stands for “not elsewhere classified”.

Japan Airlines

On January 19, 2010, Japan Airlines and its wholly-owned subsidiaries Japan Airlines International Co., Ltd. (“JAL International”) and JAL Capital Co., Ltd. (“JAL Capital”), applied to the Tokyo District Court for the commencement of corporate reorganization proceedings, and on the same day the Tokyo District Court rendered a decision to commence the reorganization proceedings in respect of such companies. The details of the loans extended to these companies by DBJ or its investment in these companies are set out below:

As of January 19, 2010
(in millions of yen)
Japan Airlines:
Loans	¥471,789
Securities	20,000
JAL International:
Loans	1,756
JAL Capital:
Loans	1,470

Total	¥495,015

Of the total exposure to Japan Airlines, JAL International and JAL Capital set out above, the exposure that as of January 19, 2010 had not been covered by collateral and reserves amounted to ¥20,061 million. DBJ has taken appropriate measures and made appropriate provisions with regard to this amount as of March 31, 2010 in accordance with applicable accounting principles. DBJ currently provides DIP (debtor-in-possession) financing to Japan Airlines together with the Enterprise Turnaround Initiative Corporation of Japan.

Third-Sector Corporations

DBJ invests in and finances projects of public use and interest run by local government organizations referred to as “third sector corporations”. Though there is no clear definition of this term, DBJ uses it to refer to corporations in which local government organizations have invested or subscribed for shares, whose securities are not listed on any securities exchange or quoted in any over-the-counter market, that carry out projects with significant civic importance and public benefits. DBJ finances projects such as those involving railways, airport terminals, cable television broadcasters and urban development, including underground parking lots, urban redevelopment and international conference halls. Because these projects tend to require a long period of time for investments to generate returns, they do not easily attract private corporation participants.

The ratio of non-performing loans in the third-sector is relatively high compared to DBJ’s loan operations in general due to the fact that in general the third-sector businesses have a highly public nature and require a long period of time to recoup investments. In addition, there has been some decrease in revenue performance resulting from economic stagnation. DBJ makes efforts to maintain its primary policy of conducting its third-sector loan operations in collaboration with related parties, including local public authorities.

The following table shows more detailed information of DBJ’s non-performing loans to third-sector corporations. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP:

	As of March 31,
	2009	2010
	(in 100 millions of yen/percent)
Loans to bankrupt debtors	¥121	¥69
Delinquent loans	313	416
Loans past due three months or more	—	—
Restructured loans	426	262

Total (A)	¥860	¥749

Outstanding loans to the third-sector (B)	¥9,888	¥8,719
Ratio of outstanding loans = (A)/(B)	8.71%	8.59%

Credit Related Costs (Gains)

The following table sets forth certain information of DBJ’s credit related costs or gains. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP:

	For the six months ended March 31, 2009	For the year ended March 31, 2010
	(in 100 millions of yen)
Amount transferred to (from) the general allowance for loan losses	¥1,036	¥(781)
Amount transferred to the specific allowance for loan losses	217	816

Subtotal	1,254	35

Write-off of loans	25	24
Losses (gains) from disposals of loans	3	(0)
Amount transferred to the allowance for contingent losses	—	28

Subtotal	1,283	87

Repayment of loans written off	(33)	(45)

Total sum of credit related costs	¥1,250	¥41

Crisis Response Business

The policy finance reforms promulgated by the Japanese Government under the Basic Policy on the Reform of Policy Finance adopted by the cabinet in December 2005 establishes a crisis response system that enables financial institutions which are recognized as “designated financial institutions” to deal with financing for any damage caused by domestic or international turmoil in the financial system, massive natural disasters, acts of terrorism or epidemic of infectious diseases in a prompt and smooth manner by utilizing loans from JFC.

Upon its establishment, DBJ was designated as a “designated financial institution” which deals with the “Crisis Response Business”. Under the Japan Finance Corporation Law (Law No. 57 of 2007, as amended), which established JFC, the Crisis Response Business may be conducted by designated financial institutions, with JFC providing funds and support in respect of certain of the risks involved in such business. On December 11, 2008, the Japanese Government declared that the international financial turmoil being experienced amounted to a crisis which should be dealt with under the crisis response system, and DBJ commenced its Crisis Response Business in relation to such international financial turmoil (the “Financial Crisis Response Business”). The Financial Crisis Response Business is expected to continue until March 31, 2011, and targets medium-sized and other enterprises which are temporarily experiencing worsening business performance and funding difficulties due to the international financial turmoil, but in the medium to long term are expected to recover their previous levels of business performance and develop further, or are otherwise expected to improve their funding and stabilize their business performance.

Under the Financial Crisis Response Business, JFC (funded by Fiscal Investment and Loan Program (FILP) loans from the Japanese Government and through issuance of government-guaranteed debt) provides short-term and long-term loans to designated financial institutions such as DBJ, which in turn either purchases commercial paper issued by the relevant large and medium-sized enterprises, or provides loans to such enterprises. Certain of the exposure to such enterprises by designated financial institutions are covered (in the case of the occurrence of certain specified credit events) by an indemnity from JFC, for which designated financial institutions must pay a fee to JFC. From the commencement of its Financial Crisis Response Business to March 31, 2010, new loans extended by DBJ in respect of its Financial Crisis Response Business amounted to ¥3,111.0 billion (817 borrowers), of which ¥233.5 billion (lending to 33 borrowers) had the benefit of an indemnity from JFC (or were related to lending in respect of which DBJ intended to apply for such indemnity), and commercial paper purchased by DBJ in relation to its Financial Crisis Response Business amounted to ¥361.0 billion (68 issuers). In the same period, JFC has extended loans to DBJ amounting to ¥3,199.7 billion in relation to such Financial Crisis Response Business.

In April 2009, the Japanese Government announced that an aggregate of ¥15 trillion will be used towards the Financial Crisis Response Business relating to medium-sized and large businesses. The supplementary national budget incorporating such amount was passed by the Japanese Diet in May 2009, and the Amendment Law passed in June 2009 provided for the strengthening of DBJ’s financial base in order to enable the smooth operation of the Financial Crisis Response Business by DBJ. Pursuant thereto, DBJ’s capital was increased by ¥103,232 million (2,064,640 shares of DBJ’s common stock, issued by way of third party allotment to the Japanese Government) in September 2009, and by ¥77,962 million (1,559,240 shares of DBJ’s common stock, issued by way of third party allotment to the Japanese Government) in March 2010.

Sources of Funds (on a Non-consolidated Basis)

DBJ’s sources of funds consist of its capital, borrowings from the government and private financial institutions, issuance of bonds and internally generated funds such as loan recoveries. Furthermore, DBJ raises funds by borrowings from JFC in relation to the Crisis Response Business.

Pursuant to the DBJ Law, the basic policy which sets the upper limit of the aggregate amount of debt securities to be issued and long-term borrowings to be made shall be authorized by the Minister of Finance prior to the beginning of each fiscal year. The following table sets forth the outstanding amount of DBJ’s borrowings and bonds as of the dates indicated:

	As of March 31,
	2009	2010
	(in 100 millions of yen)
Long-term borrowings from the Government	¥60,498	¥54,053
Domestic government-guaranteed bonds	10,030	11,530
Overseas government-guaranteed bonds	10,624	10,950

Subtotal	81,153	76,533

Non-guaranteed bonds issued prior to October 1, 2008	13,691	12,591
Non-guaranteed bonds issued on or after October 1, 2008	814	2,421

Long-term borrowings from other than the Government(1)	20,058	36,676

Total	¥115,717	¥128,222

Note:

(1)	Of this, long-term borrowings from JFC amounted to ¥13,601 hundred million as of March 31, 2009 and ¥31,997 hundred million as of March 31, 2010.

The following table sets forth funds raised or expected to be raised by DBJ for the periods indicated. The figures for the year ended March 31, 2010 are actual figures, while those in respect of the year ending March 31, 2011 are budgeted numbers.

	For the year ended March 31, 2010 (Actual)		For the year ending March 31, 2011 (Initial Budget)(1)
	(in 100 millions of yen)
Long-term borrowings from the Government	¥3,000		¥3,000
Domestic government-guaranteed bonds	1,495		2,000
Overseas government-guaranteed bonds	325		1,500

Subtotal	4,820		6,500

Non-guaranteed bonds issued on or after October 1, 2008	1,683		3,000

Long-term borrowings from other than the Government	23,016	(2)	2,600
Other	8,409		2,900

Total	¥37,931		¥15,000

Notes:

(1)	This represents the initial budget at the commencement of the financial year, and does not include any amount budgeted in respect of the Crisis Response Businesses.
(2)	Of this, long-term borrowings from JFC in relation to DBJ’s Crisis Response Business amounted to ¥21,394 hundred million.

Capital Adequacy

In June 2004, The Bank for International Settlements announced amended rules with respect to minimum capital requirements. Based on such amended rules, new guidelines for capital adequacy were introduced in Japan by the Japanese Ministry of Finance and the Japanese Financial Services Agency from March 31, 2007 (referred to as “Basel II” guidelines). Such guidelines apply to financial institutions that handle deposits, including banks, credit associations, credit cooperatives and other institutions, and although DBJ is not directly subject to these requirements, it has elected to comply, with a view to enhancing risk management.

DBJ calculates its capital adequacy ratios using the international standards. With regard to DBJ’s measurement of its capital adequacy ratio, credit risk was calculated using the standardized approach, and operational risk was calculated using the basic indicator approach. As DBJ does not conduct trading operations, DBJ did not calculate the market risk equivalent amount.

Set forth below is a schedule of risk-adjusted assets and details of qualifying capital of DBJ determined on a consolidated basis (as measured pursuant to the Basel II guidelines (international standards)) as of the dates indicated:

	As of March 31,
	2009	2010
	(in millions of yen/percent(1))
Tier I capital:
Capital	¥1,000,000	¥1,181,194
Additional paid-in capital	1,157,715	1,060,466
Retained earnings (losses)	(96,363)	40,779
Minority interests in consolidated subsidiaries	9,690	22,787
Planned distribution of income (payment to national treasury)	—	(10,033)
Revaluation loss on other securities	(1,772)	—

Total qualifying Tier I capital (A)	2,069,269	2,295,193

Tier II capital:
Unrealized gains on other securities after 55 per cent. discount	—	5,590
General reserve for possible loan losses	215,245	66,416

Subtotal	215,245	72,007

Tier II capital included as qualifying capital (B)	111,943	72,007

Deductions(2) (C)	489,607	525,195

Total qualifying capital (D) ((A) + (B) – (C))	¥1,691,606	¥1,842,005

Risk-adjusted assets:
On-balance sheet items	¥8,267,755	¥9,023,320
Off-balance sheet items	509,819	391,471

Credit risk assets (E)	8,777,574	9,414,792

Assets related to operational risk equivalent amount (F) ((G)/8%)	177,936	213,311
(Reference: Operational risk equivalent amount (G))	14,234	17,064

Total risk-adjusted assets (H) ((E) + (F))	8,955,510	9,628,103

Total risk-adjusted capital ratio ((D)/(H))	18.88%	19.13%
Total Tier I ratio ((A)/(H))	23.10%	23.83%

Notes:

(1)	Percentages are rounded down.
(2)	Comprised of capital deductions for securitization exposure required under Basel II with the following breakdowns: structured finance (¥244,482 million as of March 31, 2009 and ¥239,315 million as of March 31, 2010), assets held by funds including commitment to the funds (¥192,854 million as of March 31, 2009 and ¥189,701 million as of March 31, 2010), and others (¥52,270 million as of March 31, 2009 and ¥96,178 million as of March 31, 2010).

Risk Management

To ensure management soundness and safety, as well as raise corporate value, DBJ works to manage risk appropriately in line with specific business and risk characteristics. Controlling risk is an issue of utmost importance, and therefore DBJ has established risk management processes and methods.

From the standpoint of comprehensive risk management, DBJ has established a Risk Management Department, which is overseen by a director in an official capacity. DBJ seeks to control its total risk within a specified target range. In addition, DBJ has set risk guidelines for each risk category to help manage total risk.

Risk Management System

DBJ conducts risk management from the perspectives of maintaining financial soundness and improving operational efficiency, which are the prerequisites to ongoing operational viability. To ensure appropriate management of individual risk categories, DBJ has developed a risk management system that clarifies which department is responsible for each type of risk. The Risk Management Department oversees comprehensive asset/liability and risk management activities. The ALM & Risk Management Committee, consisting of DBJ’s executives, deliberates on important matters concerning risks and conducts regular monitoring, in line with the basic policy related to comprehensive risk management approved by the Board of Directors.

Credit Risk Management

Credit risk refers to the risk of sustaining losses resulting from a decline in the value of assets due to deterioration in the financial condition of the borrower. Credit risk management requires credit management of individual loans as well as bankwide portfolio management.

Credit Administration of Individual Loans

When making an investment or loan, DBJ examines the entity’s project viability and the project’s profitability from a fair and neutral standpoint, as well as its benefits. DBJ also has an internal borrower rating system. DBJ is not subject to the Banking Law or the Financial Revitalization Law but carries out independent asset assessments in line with internal policies for self-assessment of credit quality based on the Financial Services Agency’s Financial Inspection Manual. The results of self-assessments are subject to an audit by an auditing corporation and are reported to the management. Credit risk and amounts are monitored to confirm they are within the limits established for individual borrowers. The sales and credit analysis departments hold separate roles in the screening and administering of credit for individual loans and each department keeps the operations of the other in check. The Committee on Investment and Loan Decisions meets as needed to deliberate important issues concerning the management and governance of individual loans. These mutual checking functions serve to ensure the appropriateness of lending operation and management environment.

Portfolio Management

DBJ performs a comprehensive analysis of data based on borrower ratings, and calculates the loan portfolio’s overall exposure to credit risk. Credit risk exposure can be classified as (i) expected loss (EL), the average loss expected during a specific loan period; and (ii) unexpected loss (UL), the maximum loss that could incur at a certain rate of probability. The EL and UL calculations are reported to the ALM & Risk Management Committee. Monitoring the situation and considering countermeasures allow DBJ to control risk and devise effective measures to improve risk return.

Market and Liquidity Risk Management

Market Risk

Market risk can be broadly classified into interest rate risk, exchange risk and stock market risk. Market risk describes the risk of loss from fluctuations in the value of assets or liabilities (including off-balance sheet items), owing to changes in interest rates, exchange rates, stock markets and various other markets. DBJ divides these risks broadly into interest rate risk and exchange risk.

(a) Interest Rate Risk

Interest rate fluctuations can create mismatches on rates of interest on assets and liabilities or on interest periods, creating the risk of reduced profits or the risk of losses. Interest rate risk can reduce the economic value of DBJ’s assets or interest income. DBJ calculates and analyzes risk exposure with cash flow ladder analyses (gap analysis), value at risk (VaR), interest rate sensitivity analyses (basis point value), and other methods. A portion of the interest rate risk associated with lending operations is covered through interest rate swaps, which are used solely for hedging purposes. DBJ does not have any trading-related risk because it does not engage in trading (specified transactions).

(b) Exchange Risk

Exchange risk is the risk of loss due to unexpected shifts in exchange prices, and this risk affects entities holding a net excess of assets or liabilities denominated in foreign currencies. Exchange risk entails the possibility of a decline in the economic value of DBJ’s assets due to the impact of changes in currency exchange rates. DBJ’s exchange risk derives from foreign currency investment and financing and issuing foreign currency bonds. DBJ uses currency swaps and other instruments to hedge this risk. DBJ manages counterparty risk in swap transactions, the risk that the counterpart in the swap transaction will be unable to fulfill its obligation, by continually monitoring the creditworthiness of all counterparties, and by diversifying transactions among several institutions.

Liquidity Risk

Liquidity risk is the risk of a mismatch occurring in the periods when funds are used and raised, causing unexpected differences in the flow of funds (cash liquidity risk). This situation makes securing funds difficult and creates situations in which interest rates on borrowed funds are substantially higher than usual rates . At such times, because of market complexities entities in these circumstances may become unable to participate in market transactions, compelling them to conduct transactions under substantially less favorable terms than otherwise would be the case. The risk of losses for these reasons is known as market liquidity risk.

As its main methods of acquiring funds, in addition to issuing corporate bonds and taking out long-term loans, DBJ relies on the stable procurement of long-term funds from the government’s Fiscal Investment and Loan Program (FILP) and government-guaranteed bonds rather than on short-term funds such as deposits. To meet unexpected short-term funding requirements, funds on hand are used, taking security and liquidity into consideration. Overdraft lines of credit have been established with multiple other financial institutions. Additionally, DBJ maintains daytime liquidity by using the Bank of Japan’s Real Time Gross Settlement (RTGS), whereby settlements are made instantly for each transaction. Every effort is made to ensure that settlement conditions are managed appropriately. In addition to credit risk, the ALM & Risk Management Committee deliberates DBJ’s market risk and liquidity risk.

Operational Risk Management

DBJ defines operational risk as the risk of loss arising from internal processes, people or systems that are inappropriate or nonfunctioning, or from external events. DBJ works to establish a risk management system to minimize risk and prevent potential risks from materializing. The General Risk Management Committee has been established to deliberate topics concerning operational risk management. Within operational risk management, DBJ conducts operational risk management and systems risk management as described below.

Operational Risk Management

Operational risk refers to the risk of sustaining losses resulting from employees neglecting to perform their duties correctly or from accidents, fraud, and the like. To reduce or prevent operational risk, DBJ prepares manuals, performs checks on administrative procedures, provides education and training and uses systems to reduce the burden of administrative duties.

System Risk Management

Systems risk refers to the risk of loss due to a computer system breakdown or malfunction, system defects, or improper computer usage. To properly manage systems risk, DBJ has implemented the following internal processes to optimize systems risk management. The information Resources Department is responsible for managing DBJ’s system risk centrally, based on its system risk management regulations. By determining security standards from a variety of viewpoints, from information system planning and development to operation and use, the department extends the system risk management system bankwide, and addresses appropriate system risk management operations.

Competition

Prior to October 1, 2008, the laws relating to the Predecessor provided that, in conducting its operations, the Predecessor should supplement or encourage financing activities by commercial financial institutions and not to compete with them, as well as that the Predecessor might only make loans and/or provide guarantees to any business where the execution of such business through procurement of funds or investment on commercial terms from parties other than the Predecessor would be difficult.

However, since October 1, 2008, DBJ’s objective has been changed under the DBJ Law (See “Business – Purpose and Authority”).

Currently, general financial institutions are broadly divided into commercial banks, which provide mainly senior loans, and other financial institutions such as private equity funds and certain investment banks which provide mezzanine and equity funding. DBJ believes that it is differentiated from both types of financial institutions through its ability to provide both types of services in an integrated manner at a reasonable scale. It also believes that its business model enables it to appropriately share risks with commercial banks which extend senior loans, which it believes make it less prone to competition with so-called “mega banks” in Japan.

However, competition in the domestic and international financial services markets has become extremely competitive, and a number of financial institutions have a competitive advantage over DBJ in terms of assets and numbers of customers, branches and employees, and it is expected that the competition relating to DBJ’s businesses will become increasingly intense.

Legal Proceedings

Neither DBJ nor any of its subsidiaries has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which DBJ is aware) during the 12 months preceding the date of this document which may have or has had in the recent past significant effects on the financial position or profitability of DBJ or the Group.

Employees

As of March 31, 2010, DBJ employed 1,181 employees on a consolidated basis.

Subsidiaries and Affiliates

As of March 31, 2010, DBJ had 13 consolidated subsidiaries, as well as 14 non-consolidated subsidiaries and 105 affiliates (14 of which were accounted for by the equity method). In addition, as of the same date, DBJ owned greater than 20 percent but less than a majority of the voting rights of 12 companies, which were not considered to be affiliates because DBJ made these investments as part of its financing operations and did not intend to obtain the ability to exercise significant influence on their operating and financing policies. The following table sets forth certain information about DBJ’s consolidated subsidiaries as of March 31, 2010:

Name	Paid-in capital	Capital owned directly or indirectly by DBJ(1)	Principal business
	(in millions of yen, unless otherwise indicated)	(percent)
Consolidated Subsidiaries

DBJ Business Investment Co., Ltd.	¥40	100.0%	Investment consulting

New Business Investment Co., Ltd.	6,000	100.0	Investment in entities engaged in new businesses

New Business Investment No. 1 Investment Limited Liability Partnership(2)	3,200	100.0 (10.0)	Investment partnership

DBJ Credit Line, Ltd.	50	100.0	Acquisition of trust certificates, administration and direction of trusts

Japan Economic Research Co., Ltd.	479	100.0	Research, consulting and advisory

DBJ Singapore Limited	Singapore dollar 1 million	100.0	Investment and lending support, advisory

DBJ Europe Limited	Euro 7 million	100.0	Investment and lending support, advisory

DBJ Real Estate Co., Ltd.	80	100.0	Real estate leasing

DBJ Investment Advisory Co., Ltd.	68	50.6	Investment advisory and agency business

DBJ Corporate mezzanine partners Co., Ltd.(3)	3	100.0	Administration of investment partnership

UDS Corporate Mezzanine Investment Limited Liability Partnership(3)	28,974	50.0 (0.0)	Investment partnership

UDS Corporate Mezzanine No.3 Investment Limited Liability Partnership	28,628	50.0 (0.0)	Investment partnership

Asuka DBJ Investment Limited Liability Partnership(3)	5,130	49.4	Investment partnership

Notes:

(1)	Figures in parentheses denote indirect ownership.
(2)	Tentative name (no official English name is available).
(3)	Accounted for as consolidated subsidiaries despite the ownership being less than 50 percent, due to DBJ’s effective control.

MANAGEMENT

DBJ’s board of directors has the ultimate responsibility for the administration of its affairs. DBJ’s articles of incorporation provide for a board of directors of not more than 13 directors and provide for not more than five corporate auditors. All directors and corporate auditors are elected by DBJ’s shareholders at general meetings of shareholders (currently, the Japanese Government is the sole shareholder), but the election of each corporate auditor is subject to approval of the Minister of Finance pursuant to the DBJ Law. The normal term of office for directors is one year, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors shall elect from among its members, a President and Chief Executive Officer, and may elect from among its members, a Chairman of the Board and one or more Deputy Presidents, Executive Directors and Managing Directors. The board of directors also elects one or more representative directors from among its members, but such election is subject to approval of the Minister of Finance. Each representative director has the authority to represent DBJ in the conduct of its affairs.

The corporate auditors form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors that year. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of DBJ’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties.

DBJ is required to appoint independent auditors, who have the statutory duties of examining the financial statements, prepared on a basis consistent with accounting principles generally accepted in Japan, to be submitted to the shareholders by directors, and preparing their audit report thereon. Deloitte Touche Tohmatsu LLC are DBJ’s independent auditors.

The names of the directors and corporate auditors of DBJ as at the date of this document are as follows:

Name	Title	Principal Activities outside DBJ
Directors

Minoru Murofushi(1)	President and Chief Executive Officer	—

Hideto Fujii(1)	Deputy President	—

Mikio Araki(1)	Deputy President	—

Yo Takeuchi	Managing Executive Officer	—

Masanori Yanagi	Managing Executive Officer	—

Hiroshi Takahashi	Managing Executive Officer	—

Mitsuhiro Usui	Managing Executive Officer	—

Akio Mimura(2)	Director	Representative Director and Chairman of Nippon Steel Corporation

Kazuo Ueda(2)	Director	Professor, Faculty of Economics, The University of Tokyo

Corporate Auditors

Tetsuhiko Shindo	Standing Corporate Auditor	—

Yasuhito Mitani	Standing Corporate Auditor	—

Kazuyoshi Arakawa(3)	Standing Corporate Auditor	—

Makoto Ito(3)	Corporate Auditor	Professor, Waseda Law School, Waseda University; attorney-at-law

Shinji Hatta(3)	Corporate Auditor	Professor, Graduate School of Professional Accountancy, Aoyama Gakuin University

Notes:

(1)	Representative director.
(2)	Outside director under the Company Law.
(3)	Outside corporate auditor under the Company Law.

All of the above officers are engaged in the business of DBJ on a full-time basis except Mr. Akio Mimura, Mr. Kazuo Ueda, Mr. Makoto Ito and Mr. Shinji Hatta. The business address of all of the above officers is 9-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-0004, Japan.

None of the above officers have any conflict between their duties to DBJ and their private interests and/or other duties.

DEBT RECORD

There has been no default in the payment of interest or principal on any obligation of DBJ or its predecessors.

CONSOLIDATED FINANCIAL STATEMENTS OF DEVELOPMENT BANK OF JAPAN INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

 Development Bank of Japan Inc.:

We have audited the accompanying consolidated balance sheets of Development Bank of Japan Inc. and consolidated subsidiaries (the “Bank”) as of March 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity, and cash flows for the year ended March 31, 2010 and the six-month period ended March 31, 2009, all expressed in Japanese yen. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Development Bank of Japan Inc. and consolidated subsidiaries as of March 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for the year ended March 31, 2010 and the six-month period ended March 31, 2009, in conformity with accounting principles generally accepted in Japan.

Our audits also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U.S. dollar amounts are presented solely for the convenience of readers outside Japan.

/s/ Deloitte Touche Tohmatsu LLC

DELOITTE TOUCHE TOHMATSU LLC
Tokyo, Japan

June 21, 2010 (June 29, 2010 as to Note 30)

CONSOLIDATED BALANCE SHEETS

Development Bank of Japan Inc. and Consolidated Subsidiaries

As of March 31, 2010 and 2009

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
Assets
Cash and due from banks (Note 28)	¥168,696	¥67,521	$1,813,156
Call loans and bills bought	125,000	145,000	1,343,508
Reverse repurchase agreements (Note 3)	179,991	375,966	1,934,556
Money held in trust (Note 28)	30,740	24,873	330,397
Securities (Notes 3,13 and 28)	1,289,495	1,246,587	13,859,583
Loans (Notes 4 and 13)	13,514,661	12,008,856	145,256,467
Other assets (Note 6)	89,701	88,075	964,118
Tangible fixed assets (Note 7)	162,227	162,375	1,743,627
Intangible fixed assets	5,098	4,576	54,797
Deferred tax assets (Note 23)	44,383	27,930	477,035
Customers’ liabilities for acceptances and guarantees (Note 12)	192,172	157,276	2,065,483
Allowance for loan losses (Note 8)	(203,422)	(276,689)	(2,186,400)
Allowance for investment losses	(3,004)	(4,294)	(32,291)

Total assets	¥15,595,740	¥14,028,056	$167,624,035

Liabilities and equity
Liabilities:
Debentures (Note 9)	¥3,504,212	¥3,431,597	$37,663,502
Call money and bills sold	153,000	—	1,644,454
Borrowed money (Note 10)	9,082,479	8,067,892	97,619,086
Corporate bonds (Note 9)	242,181	81,423	2,602,979
Other liabilities (Notes 11 and 24)	49,780	169,043	535,042
Accrued bonuses to employees	2,238	2,224	24,065
Accrued bonuses to directors and corporate auditors	22	20	238
Reserve for employees’ retirement benefits (Note 22)	32,613	32,050	350,528
Reserve for directors’ and corporate auditors’ retirement benefits	34	11	373
Reserve for contingent losses	2,815	—	30,259
Reserve for losses on headquarter relocation	6,536	—	70,253
Deferred tax liabilities (Note 23)	114	58	1,231
Acceptances and guarantees (Note 12)	192,172	157,276	2,065,483

Total liabilities	13,268,201	11,941,600	142,607,494

Equity:
Common stock authorized, 160,000 thousand shares in 2010 and 2009; issued, 43,623 thousand shares in 2010 and 40,000 thousand shares in 2009 (Note 14)	1,181,194	1,000,000	12,695,550
Capital surplus (Note 14)	1,060,466	1,157,715	11,397,962
Retained earnings (deficit) (Note 14)	40,779	(96,363)	438,298
Unrealized gain (loss) on available-for-sale securities (Note 28)	11,091	(1,667)	119,211
Deferred gain on derivatives under hedge accounting	11,154	17,182	119,887
Foreign currency translation adjustments	(54)	3	(590)

Total	2,304,630	2,076,870	24,770,318

Minority interests	22,908	9,586	246,223

Total equity	2,327,538	2,086,456	25,016,541

Total liabilities and equity	¥15,595,740	¥14,028,056	$167,624,035

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the year ended March 31, 2010 and for the six-month period ended March 31, 2009

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009 (6 months)	2010
Income
Interest income:	¥301,482	¥135,793	$3,240,354
Interest on loans	278,176	130,490	2,989,858
Interest and dividends on securities	15,793	4,771	169,747
Interest on call loans and bills bought	55	14	594
Interest on reverse repurchase agreements	322	387	3,462
Interest on due from banks	116	129	1,255
Interest on swaps	6,996	—	75,196
Other interest income	22	—	241
Fees and commissions (Note 16)	15,683	4,646	168,563
Other operating income (Note 17)	19,880	719	213,672
Other income (Note 18)	16,661	13,672	179,084

Total income	353,707	154,831	3,801,673

Expenses
Interest expense:	180,111	84,118	1,935,847
Interest on debentures	55,409	25,991	595,543
Interest on call money and bills sold	64	0	693
Interest on borrowed money	122,527	56,029	1,316,931
Interest on corporate bonds	2,105	216	22,631
Other interest expense	4	1,880	50
Fees and commissions (Note 19)	1,043	142	11,220
Other operating expenses (Note 20)	34,072	11,090	366,217
General and administrative expenses	35,037	17,803	376,586
Other expenses (Note 21)	52,336	159,798	562,519

Total expenses	302,602	272,952	3,252,389

Income (loss) before income taxes and minority interests	51,105	(118,120)	549,284

Income taxes (Note 23):
Current	25,382	20,021	272,815
Deferred	(14,558)	(6,492)	(156,476)

Total income taxes	10,824	13,529	116,339

Minority interests in net income (loss)	387	(3,308)	4,162

Net income (loss)	¥39,893	¥(128,342)	$428,783

	Yen		U.S. Dollars (Note 1)
Per share of common stock (Note 15)
Basic net income (loss)	¥970.47	¥(3,208.55)	$10.43
Cash dividend applicable to the year	230	—	2.47

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the year ended March 31, 2010 and for the six-month period ended March 31, 2009

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009 (6 months)	2010
Common stock:
Balance at beginning of financial period	¥1,000,000	¥1,000,000	$10,748,065
Issuance of new shares of common stock	181,194	—	1,947,485

Balance at end of financial period	1,181,194	1,000,000	12,695,550

Capital surplus:
Balance at beginning of financial period	1,157,715	1,157,715	12,443,199
Transfer from capital surplus to retained earnings	(97,248)	—	(1,045,237)

Balance at end of financial period	1,060,466	1,157,715	11,397,962

Retained earnings (deficit):
Balance at beginning of financial period	(96,363)	—	(1,035,721)
The amount of tax effect adjustment due to change in legal structure	—	31,978	—
Transfer from capital surplus to retained earnings	97,248	—	1,045,237
Net income (loss)	39,893	(128,342)	428,783

Balance at end of financial period	40,779	(96,363)	438,298

Unrealized gain (loss) on available-for-sale securities:
Balance at beginning of financial period	(1,667)	—	(17,927)
Net change during the financial period	12,759	(1,667)	137,137

Balance at end of financial period	11,091	(1,667)	119,211

Deferred gain on derivatives under hedge accounting:
Balance at beginning of financial period	17,182	—	184,681
Net change during the financial period	(6,028)	17,182	(64,793)

Balance at end of financial period	11,154	17,182	119,887

Foreign currency translation adjustments:
Balance at beginning of financial period	3	—	38
Net change during the financial period	(58)	3	(628)

Balance at end of financial period	(54)	3	(590)

Minority interests:
Balance at beginning of financial period	9,586	—	103,033
Net change during the financial period	13,322	9,586	143,190

Balance at end of financial period	22,908	9,586	246,223

Total equity	¥2,327,538	¥2,086,456	$25,016,541

Beginning of financial period, 2010 is April 1, 2009 and 2009 (6 months) is October 1, 2008, respectively. End of financial period, 2010 is March 31, 2010 and 2009 (6 months) is March 31, 2009, respectively.

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the year ended March 31, 2010 and for the six-month period ended March 31, 2009

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009 (6 months)	2010
Cash flows from operating activities:
Income (loss) before income taxes and minority interests	¥51,105	¥(118,120)	$549,284
Adjustments for:
Depreciation	1,948	598	20,948
Amortization of goodwill	1,858	2,273	19,977
Losses on impairment of long-lived assets	0	43	5
Equity in gains of affiliates	(958)	(988)	(10,304)
(Decrease) increase in allowance for loan losses	(73,267)	120,060	(787,479)
Decrease in allowance for investment losses	(1,289)	(1,632)	(13,863)
Increase in accrued bonuses to employees	14	210	155
Increase in accrued bonuses to directors and corporate auditors	1	20	13
Increase in reserve for employees’ retirement benefits	562	89	6,046
Increase in reserve for contingent losses	2,815	—	30,259
Increase in reserve for losses on headquarter relocation	6,536	—	70,253
Interest income	(301,482)	(135,793)	(3,240,354)
Interest expense	180,111	84,118	1,935,847
Loss on securities – net	58,006	24,651	623,456
(Gain) loss on money held in trust – net	(1,478)	1,388	(15,890)
Foreign exchanges losses (gains)	4,291	(321)	46,127
Loss on sales of fixed assets – net	40	8	439
Net increase in loans	(1,505,805)	(747,836)	(16,184,498)
Net increase in debentures	72,615	56,748	780,472
Net increase in borrowed money	1,014,586	1,459,394	10,904,845
Net increase in corporate bonds	160,758	81,423	1,727,840
Net (increase) decrease in due from banks	(5,181)	165,469	(55,694)
Net decrease (increase) in call loans and bills bought	20,000	(145,000)	214,961
Net decrease (increase) in reverse repurchase agreements	195,975	(218,968)	2,106,358
Net increase in call money and bills sold	153,000	—	1,644,454
Interest received	282,534	136,689	3,036,704
Interest paid	(181,437)	(85,080)	(1,950,101)
Other – net	(93,583)	3,055	(1,005,838)

Sub-total	42,279	682,500	454,422
Payments for income taxes	(42,293)	(562)	(454,578)

Net cash (used in) provided by operating activities	(14)	681,938	(156)

Cash flows from investing activities:
Payments for purchases of securities	(2,195,175)	(1,037,782)	(23,593,893)
Proceeds from sales of securities	15,859	7,631	170,464
Proceeds from redemption of securities	2,087,747	327,769	22,439,246
Payments for increase of money held in trust	(3,418)	(2,350)	(36,747)
Proceeds from decrease of money held in trust	1,608	41,175	17,283
Payments for purchases of tangible fixed assets	(934)	(144)	(10,048)
Proceeds from sales of tangible fixed assets	23	13	249
Payments for purchases of intangible fixed assets	(1,504)	(591)	(16,174)
Payments for purchases of stocks of subsidiaries	(4,339)	—	(46,645)

Net cash used in investing activities	(100,135)	(664,277)	(1,076,266)

Cash flows from financing activities:
Proceeds from issuance of stock	181,194	—	1,947,485
Proceeds from issuance of securities to minority shareholders of subsidiaries	16,600	750	178,424
Dividends paid to minority shareholders of subsidiaries	(1,313)	(54)	(14,113)

Net cash provided by financing activities	196,481	696	2,111,796

Foreign currency translation adjustments on cash and cash equivalents	(346)	326	(3,725)

Net increase in cash and cash equivalents	95,984	18,683	1,031,650

Cash and cash equivalents of newly consolidated subsidiaries at beginning of financial period	7	—	85

Cash and cash equivalents at beginning of financial period	48,763	30,080	524,117

Cash and cash equivalents at end of financial period	¥144,756	¥48,763	$1,555,852

Beginning of financial period, 2010 is April 1, 2009 and 2009 (6 months) is October 1, 2008, respectively. End of financial period, 2010 is March 31, 2010 and 2009 (6 months) is March 31, 2009, respectively.

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the year ended March 31, 2010 and for the six-month period ended March 31, 2009

1. BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Japanese Financial Instruments and Exchange Act and its related accounting regulations and Ministerial Ordinance for Accounting of the Development Bank of Japan Inc. (the “DBJ Inc.”) and in conformity with accounting principles generally accepted in Japan, which are different in certain respects as to application and disclosure requirements of International Financial Reporting Standards.

In preparing these consolidated financial statements, certain reclassifications and rearrangements have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers outside Japan.

The amounts indicated in millions of yen are rounded down by omitting the figures less than one million yen. Accordingly, the sum of each amount appearing in the accompanying financial statements and the notes thereto may not be equal to the sum of the individual account balances. Amounts in U.S. dollars are presented solely for the convenience of readers outside Japan. The rate of ¥93.04=$1.00, the effective exchange rate prevailing as of March 31, 2010, has been used in the conversion. The presentation of such amounts is not intended to imply that Japanese yen amounts have been or could have been readily translated, realized or settled in U.S. dollars at that rate or any other rate.

The financial period, 2009 (6 months) of the accompanying financial statements is from October 1, 2008 through March 31, 2009. DBJ Inc. was established on October 1, 2008, as a joint stock corporation under the Development Bank of Japan Inc. Law (Law No. 85 of 2007, as amended) (the “DBJ Inc. Law”). Development Bank of Japan (the “predecessor”) contributed all assets and liabilities to DBJ Inc. except for those assets to be assumed by the Japanese Government pursuant to Article 15, Paragraph 2 of the Supplementary Provisions, in exchange for shares of DBJ Inc.’s common stock, and thereafter, upon transferring such shares to the Japanese Government, the predecessor was dissolved on October 1, 2008.

Except for those assets to be assumed by the Japanese Government pursuant to Article 15, Paragraph 2 of the Supplementary Provisions, DBJ Inc. has succeeded to substantially all of the rights and obligations of the predecessor pursuant to the DBJ Inc. Law.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation

(1) Scope of Consolidation

Under the control concept, companies in which DBJ Inc., directly or indirectly, is able to exercise control over operations are fully consolidated. On September 8, 2006, the Accounting Standards Board of Japan (“ASBJ”) issued Practical Issues Task Force No. 20, “Practical Solution on Application of Control Criteria and Influence Criteria to Investment Associations” which was effective for the period and the fiscal years ending on or after September 8, 2006. The practical solution clarifies how the control and influence concept should be practically applied to the consolidation scope of collective investment vehicles, such as limited partnerships, Tokumei Kumiai and other entities with similar characteristics.

(i) Consolidated Subsidiaries

The number of consolidated subsidiaries as of March 31, 2010 is 13. The consolidated subsidiaries as of March 31, 2010 are as follows:

DBJ Business Investment Co., Ltd.

DBJ Corporate Mezzanine Partners Co., Ltd.

UDS Corporate Mezzanine Limited Partnership

UDS Corporate Mezzanine No. 3 Limited Partnership

DBJ Credit Line, Ltd.

New Business Investment Co., Ltd.

New Business Investment No.1 Investment Limited Liability Partnership

DBJ Singapore Limited

Japan Economic Research Institute Inc.

Asuka DBJ Investment LPS

DBJ Europe Limited

DBJ Real Estate Co., Ltd.

DBJ Investment Advisory Co., Ltd.

        In the year ended March 31, 2010, UDS Corporate Mezzanine No. 3 Limited Partnership was newly consolidated due to growing importance, and DBJ Europe Limited, DBJ Real Estate Co., Ltd. and DBJ Investment Advisory Co., Ltd. were newly consolidated upon their formation.

(ii) Non-consolidated Subsidiaries

The number of non-consolidated subsidiaries as of March 31, 2010 is 14. Such subsidiaries as of March 31, 2010 are mainly as follows:

UDS II Corporate Mezzanine Limited Partnership

Non-consolidated subsidiaries are excluded from the scope of consolidation because such exclusion has no material impact on the consolidated financial statements in terms of total assets, income, net income, retained earnings and deferred hedge gains and losses.

(iii) Entities not considered to be Subsidiaries where DBJ Inc. has more than a 50% Ownership Interest

The number of entities not considered to be subsidiaries where DBJ Inc. has more than a 50% ownership interest as of March 31, 2010 is two. Such entities as of March 31, 2010 are as follows:

Dyflex Holdings Co.

Hydro-Device Company, Limited

These entities are excluded from the scope of consolidation since DBJ Inc.’s intent is to nurture the venture business and not to exercise control over their operating and financing policies.

(2) Application of the Equity Method

Under the influence concept, non-consolidated subsidiaries and affiliates over which DBJ Inc. has the ability to exercise significant influence are accounted for by the equity method.

(i) Non-consolidated Subsidiaries not accounted for by the Equity Method

The number of non-consolidated subsidiaries not accounted for by the equity method as of March 31, 2010 is 14. Such subsidiaries as of March 31, 2010 are mainly as follows:

UDS II Corporate Mezzanine Limited Partnership

(ii) Affiliates accounted for by the Equity Method

The number of affiliates accounted for by the equity method as of March 31, 2010 is 14. The affiliates accounted for by the equity method as of March 31, 2010 are mainly as follows:

Makuhari Messe, Inc.

Hokkaido International Airlines Co., Ltd.

Urban Redevelopment Private Fund

Urban Redevelopment Private Fund has been the affiliate accounted for by the equity method since the year ended March 31, 2010 due to increased significance.

(iii) Affiliates not accounted for by the Equity Method

The number of affiliates not accounted for by the equity method as of March 31, 2010 is 91. Such affiliates as of March 31, 2010 are mainly as follows:

New Perspective One LLC

Non-consolidated subsidiaries and affiliates that are not accounted for by the equity method have been excluded from the scope of the equity method because their aggregate effect in terms of net income, retained earnings and deferred gains and losses has no material impact on the consolidated financial statements of DBJ Inc.

(iv) Entities not considered to be affiliates where DBJ Inc. has greater than 20% but less than a majority of voting stock

The number of entities not considered to be affiliates where DBJ Inc. has greater than 20% but less than a majority of voting stock as of March 31, 2010 is 12. Such entities as of March 31, 2010 are as follows:

Sunsay International Technology, Inc.

Gordon Brothers Japan Co., Ltd.

Narumi Corporation

Shinwa Seiko Corporation

Mediclude Co., Ltd.

Green Power Investment Corporation

Advangen, Inc.

Vaxiva Biosciences

Asahi Fiber Glass Company, Limited

Takumi Technology Corp.

Nihon Shoryoku Kikai Co., Ltd.

PRISM BioLab Corporation

These entities are not accounted for by the equity method because DBJ Inc.’s intent is to nurture the venture business and not to exercise significant influence on their operating and financing policies.

(3) Balance Sheet Dates of Consolidated Subsidiaries

Balance sheet dates of consolidated subsidiaries are as follows:

December 31	6 subsidiaries
March 31	7 subsidiaries

Consolidated subsidiaries are consolidated based on the financial statements that are prepared as of their year-end balance sheet date.

The necessary adjustments are made in the consolidated financial statements to reflect material transactions that occur between the year-end balance sheet date of the subsidiary and the consolidated balance sheet date.

(4) Valuation of Consolidated Subsidiaries’ Assets and Liabilities

Assets and liabilities of newly consolidated subsidiaries are measured at fair value at the date of acquisition of control.

(5) Elimination of Intercompany Balances and Transactions

All significant intercompany balances and transactions have been eliminated in consolidation. All material unrealized profit resulting from transactions between DBJ Inc. and its consolidated subsidiaries is eliminated.

(6) Amortization of Goodwill

The difference between the fair value of net assets and the cost of the acquired subsidiary is being amortized on a straight-line basis over the estimated beneficial period not exceeding 20 years. Minor differences are charged to income in the year of acquisition.

(b) Cash and Cash Equivalents

“Cash and Cash Equivalents” in the consolidated statements of cash flows consist of cash on hand and due from banks. The reconciliation between “Cash and cash equivalents” and “Cash and due from banks” in the consolidated balance sheet is as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
Cash and due from banks	¥168,696	¥67,521	$1,813,156
Time deposits with banks	(23,939)	(18,757)	(257,304)

Cash and cash equivalents	¥144,756	¥48,763	$1,555,852

(c) Securities

Held-to-maturity debt securities are stated at amortized cost with amortization computed on a straight-line basis, using the weighted average method. Available-for-sale securities with readily available market quotations are stated at market value (cost is calculated principally using the weighted average method). Financial instruments whose fair value cannot be reliably determined are stated at cost using the weighted average method.

Investments in limited partnerships and other similar partnerships are accounted for at their original cost plus DBJ Inc.’s interest in earnings since acquisition and less any dividends received, based on their most recent financial statements.

Unrealized gain and loss on available-for-sale securities are included in equity, net of income taxes.

Securities which are held as trust assets in money held in trust accounts are valued in the same way as other securities.

(d) Valuation Method for Derivative Financial Instruments

All derivative financial instruments are carried at market value. Except for certain derivatives that are designated as hedging instruments as discussed below, gains or losses on derivative transactions are recognized in the statement of operations.

(e) Hedge Accounting

(1) Hedge Accounting

DBJ Inc. applies the deferral method of hedge accounting or the accrual method (*1). The portfolio hedge is accounted for by the method stipulated in “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in the Banking Industry,” issued by the Japanese Institute of Certified Public Accountants (the “JICPA Industry Audit Committee Report No. 24”). In addition, foreign currency swaps which are used to hedge foreign currency fluctuations are not translated at market values but at contractual rates, as the foreign currency swap contracts meet the hedging criteria under the Accounting Standards for Financial Instruments.

(2) Hedging Instruments and Hedged Items

•	Hedging Instruments	: Interest rate swaps
	Hedged Items	: Debentures, Corporate bonds, Borrowed money and Loans

•	Hedging Instruments	: Foreign currency swaps
	Hedged Items	: Foreign currency denominated loans, Debentures and Corporate bonds

(3) Hedging Policy

DBJ Inc. utilizes hedging instruments to hedge interest rates and foreign currency fluctuations on its assets and liabilities. Individual contracts or every constant group are drawn for each hedged item.

(4) Evaluation of Hedge Effectiveness

According to the risk management policy, DBJ Inc. evaluates the effectiveness of the hedges by testing whether the derivatives are effective in reducing the risks associated with the hedged items.

In addition, as for portfolio hedging activities to fix the cash flows, the effectiveness is assessed based on the correlation between the base interest rate index of the hedged cash flow and the hedging instrument.

With respect to an individual hedge, in regards to both interest rate swap contracts which meet the hedging requirements of the accrual method(*1) and foreign currency swap contracts which meet the hedging requirements of the assignment method(*2), under the Accounting Standards for Financial Instruments at the inception date, DBJ Inc. is not required to periodically evaluate hedge effectiveness.

*1	If interest rate swap contracts are used as hedges and meet certain hedging criteria, the net amount to be paid or received under the interest rate swap contract is added to or deducted from the interest on the assets or liabilities for which the swap contract was executed.

*2	In cases where foreign currency swaps are used as hedges and meet certain hedging criteria, foreign exchange forward contracts and hedged items are accounted for in the following manner;

(i)	If a foreign currency swap is executed to hedge existing foreign currency assets or liabilities, a) the difference, if any, between the Japanese yen amount of the hedged foreign currency asset or liability translated using the spot rate at the inception date of the contract and the book value of the asset or liability is recognized in the statement of operations in the period which includes the inception date, and b) the discount or premium on the contract (that is, the difference between the Japanese yen amount of the contract translated using the contracted forward rate and that translated using the spot rate at the inception date of the contract) is recognized over the term of the contract.

(ii)	If a foreign currency swap is executed to hedge a future transaction denominated in a foreign currency, the future transaction will be recorded using the contracted forward rate, and no gains or losses on the foreign exchange forward contract are recognized.

(f) Fixed Assets

(1) Depreciation of Tangible Fixed Assets

Tangible Fixed Assets are stated at cost less accumulated depreciation. Tangible Fixed Assets of DBJ Inc. are depreciated using the declining-balance method, except for buildings (excluding installed facilities) that are depreciated on a straight-line basis, and depreciation of consolidated subsidiaries is computed principally using the straight-line method based on the estimate durability of assets.

The estimated useful lives are principally as follows:

Buildings	: 3 years to 50 years
Others	: 4 years to 20 years

(2) Amortization of Intangible Fixed Assets

Intangible Fixed Assets are amortized using the straight-line method. Capitalized software for internal use is amortized using the straight-line method based on the estimated useful lives (mainly from 3 to 5 years).

(3) Lease Assets

Depreciation for lease assets is computed by the straight-line method with zero residual value over the lease term.

(g) Long-lived Assets

DBJ Inc. reviews its long-lived assets for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. Impairment losses are recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment losses would be measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

(h) Debentures and Corporate Bonds Issuance Costs

“Debentures and Corporate Bonds Issuance Costs” are charged to income as incurred.

(i) Foreign Currency Translation and Revaluation Method

Assets and liabilities denominated in foreign currencies held by DBJ Inc. have been translated at the exchange rates prevailing as of the balance sheet date. Foreign currency accounts held by consolidated foreign subsidiaries are translated into the currency of the subsidiaries at the respective year-end exchange rates. The foreign exchange gains and losses from transactions are recognized in the income statement to the extent that they are not hedged by forward exchange contracts. The balance sheet accounts of the consolidated foreign subsidiaries are translated into Japanese yen at the current exchange rate as of the balance sheet date except for equity, which is translated at the historical rate. Differences arising from such translation were shown as “Foreign Currency Transaction Adjustments” in a separate component of equity. Revenue and expense accounts of consolidated foreign subsidiaries are translated into yen at the exchange rate prevailing as of the balance sheet date.

(j) Allowance for Loan Losses

DBJ Inc. provides for “Allowance for Loan Losses” as detailed below pursuant to the internal policies for self-assessment of credit quality and loan losses. The allowance for claims on debtors who are legally bankrupt, in special liquidation or effectively bankrupt is provided for based on the amount of claims, after the write-off described below, net of amounts expected to be recovered through disposal of collateral or execution of guarantees. The allowance for claims on debtors who are not legally bankrupt at the moment, but are likely to become bankrupt, and for which future cash flows cannot reasonably be estimated (possibly bankrupt), is provided for at the amount considered to be necessary based on an overall solvency assessment performed on the claims, net of amounts expected to be recovered through disposal of collateral or execution of guarantees. With respect to the claims on debtors who are likely to become bankrupt or to be closely monitored, and for which future cash flows can reasonably be estimated, the allowance is provided for as the difference between the present value of expected future cash flows discounted at the contracted interest rate and the carrying value of the claims. The allowance for claims on debtors other than those described above is provided based on the historical default rate, which is calculated based on the actual defaults over a certain historical period. All claims are assessed initially by the investment and lending departments and then by the Credit Analysis Department, which is independent of the investment and lending departments based on internal policies for self-assessment of credit quality. The allowance is provided for based on the results of the self-assessment.

With respect to the claims on debtors who are legally or substantially bankrupt with collateral or guarantees, the amount of claims exceeding the estimated market values of collateral or guarantees which are deemed uncollectible have been written-off, and totaled ¥115,954 million ($1,246,284 thousand) for the year ended March 31, 2010 and ¥51,303 million for the six-month period ended March 31, 2009. The consolidated subsidiaries calculate the general reserve for “normal” categories based on the specific actual historical loss ratio, and the specific reserve for the “possibly bankrupt,” “effectively bankrupt” and “legally bankrupt” categories based on estimated losses, considering the recoverable value.

(k) Allowance for Investment Losses

“Allowance for Investment Losses” is provided for based on the estimated losses on certain investments based on an assessment of the issuers’ financial condition.

(l) Accrued Bonuses to Employees, Directors and Corporate Auditors

“Accrued Bonuses to Employees, Directors and Corporate Auditors” are provided for in the amount of the estimated bonuses which are attributable to the year ended March 31, 2010 and the six-month period ended March 31, 2009.

(m) Reserve for Employees’ Retirement Benefits

DBJ Inc. has defined benefit pension plans, which consist of a welfare pension fund plan and a lump-sum severance indemnity plan. “Reserve for Employees’ Retirement Benefits” represents future payments for pension and retirement benefits to employees. It is accrued based on the projected benefit obligations and estimated pension plan assets at each fiscal year end. Prior service cost is amortized using the straight-line method over the period of ten years within the employees’ average remaining service period at incurrence. Net actuarial gains and losses is amortized using the straight-line method over the period of ten years within the employees’ average remaining service period commencing from the next fiscal year after incurrence.

(n) Reserve for Directors’ and Corporate Auditors’ Retirement Benefits

“Reserve for Directors’ and Corporate Auditors’ Retirement Benefits” is accrued based on the amount that would be required if all directors and corporate auditors retired at balance sheet date.

(o) Reserve for Contingent Losses

“Reserve for Contingent Losses” is provided for possible contingent losses on loan commitment limits based on individually estimated expected losses.

(p) Reserve for losses on Headquarter Relocation

“Reserve for losses on Headquarter Relocation” is provided for the reasonably estimated relocation costs at the head office of DBJ Inc.

(q) Lease Transactions

In March 2007, the ASBJ issued ASBJ Statement No. 13, “Accounting Standard for Lease Transactions,” which revised the previous accounting standard for lease transactions issued in June 1993. The revised accounting standard for lease transactions was effective for fiscal years beginning on or after April 1, 2008.

Under the previous accounting standard, finance leases that were deemed to transfer ownership of the leased property to the lessee were capitalized. However, other finance leases were permitted to be accounted for as operating lease transactions if certain “as if capitalized” information was disclosed in the note to the lessee’s financial statements. The revised accounting standard requires that all finance lease transactions be capitalized to recognize lease assets and lease obligations in the balance sheet. In addition, the revised accounting standard permits leases which existed at the transition date and do not transfer ownership of the leased property to the lessee to be accounted for as operating lease transactions.

DBJ Inc. applied the revised accounting standard on October 1, 2008. In addition, DBJ Inc. continues to account for leases which existed at March 31, 2008 and were transferred to DBJ Inc. on October 1, 2008, and do not transfer ownership of the leased property to the lessee as operating lease transactions.

(r) Consumption Taxes

Income and expenses subject to consumption taxes exclude related consumption taxes paid or received.

(s) Income Taxes

The provision for income taxes is computed based on the pretax income included in the consolidated statements of operations. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred taxes are measured by applying currently enacted tax laws to the temporary differences.

(t) Per Share Information

Basic net income per share is computed by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding for the period, retroactively adjusted for stock splits. Diluted net income per share for the year ended March 31, 2010 and for the six-month period ended March 31, 2009 is not disclosed because there are no dilutive securities.

Cash dividends per share presented in the accompanying consolidated statements of operations are dividends applicable to the year including dividends to be paid after the end of the year.

(u) Financial Instruments

ASBJ has issued a revised Accounting Standard “ASBJ Statement No. 10 (revised 2008) Accounting Standard for Financial Instruments” and it’s Implementation Guidance “ASBJ Guidance No. 19 Guidance on Disclosures about Fair Value of Financial Instruments,” and DBJ Inc. has adopted with current fiscal year.

Securities and allowance for loan losses have decreased by ¥30,887 million ($331,983 thousand) and ordinary income and income before income taxes and minority interests have increased by ¥295 million ($3,177 thousand) as compared with previous procedures respectively.

3. SECURITIES

Securities as of March 31, 2010 and 2009 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
Japanese government bonds	¥608,089	¥251,413	$6,535,781
Short-term corporate bonds	—	461,514	—
Corporate bonds	184,884	114,431	1,987,154
Equities	203,555	166,537	2,187,828
Other securities	292,966	252,691	3,148,819

Total	¥1,289,495	¥1,246,587	$13,859,583

*1.	Investments in unconsolidated subsidiaries and affiliates included in “Equities” as of March 31, 2010 and 2009, are ¥15,428 million ($165,823 thousand) and ¥14,391 million. Investments in unconsolidated subsidiaries and affiliates included in “Other securities” as of March 31, 2010 and 2009, are ¥38,922 million ($418,345 thousand) and ¥38,817 million.
*2.	DBJ Inc. has contingent liabilities for guarantees of corporate bonds among securities which were issued by private placement (Article 2 Paragraph 3 of Financial Instruments and Exchange Law) and amount to ¥3,070 million ($32,997 thousand) and ¥3,280 million, as of March 31, 2010 and 2009.
*3.	There are no securities repledged as of March 31, 2010 and 2009. Securities accepted under repurchase agreements can be sold or repledged. Securities neither sold nor repledged are ¥179,991 million ($1,934,556 thousand) and ¥375,966 million.
*4.	Marketable securities available-for-sale are considered impaired if there is a considerable decline in the market value below the acquisition cost and such decline is not believed to be recoverable. The difference between the acquisition cost and the market value is the loss for the fiscal year.

The criterion for determining “Considerable decline in market value” is as follows:

Market value is 50% or more lower than acquisition cost.

Market value is 30% or more lower than acquisition cost, and such decline is not considered as recoverable.

Impairment losses on marketable securities available-for-sale for the year ended March 31, 2010 and for the six-month period ended March 31, 2009 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009 (6 months)	2010
Equities	¥38	¥14,558	$413
Bonds	28,897	—	310,589
Other	259	507	2,791

Total	¥29,195	¥15,066	$313,793

4. NON-PERFORMING LOANS

The amounts of non-performing loans included in “Loans” on the consolidated balance sheets as of March 31, 2010 and 2009 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
Loans to bankrupt debtors	¥497,652	¥18,967	$5,348,802
Delinquent loans	143,789	116,843	1,545,463
Loans past due three months or more	23	23	252
Restructured loans	43,726	56,795	469,976

Total	¥685,192	¥192,629	$7,364,493

*1.	The amounts of Loans indicated above are stated at gross amounts, before reduction of the allowance for loan losses.
*2.	“Loans to Bankrupt Debtors” represent non-accrual loans to debtors who are legally bankrupt as defined in Article 96-1-3 and 4 of the Japanese Tax Law Enforcement Regulation.
*3.	“Delinquent Loans” represent non-accrual loans other than (i) Loans to Bankrupt Debtors and (ii) Loans whose interest payments are deferred in order to assist or facilitate the restructuring efforts of borrowers in financial difficulty.
*4.	“Loans Past Due Three Months or More” are loans whose principal or interest payment is three months or more past due and do not fall under the category of “Loans to Bankrupt Debtors” or “Delinquent Loans.”
*5.	“Restructured Loans” are loans whose repayment terms have been modified to the advantage of debtors through means such as a reduction or exemption of interest rates, postponement of principal and interest payments, and forgiveness of loans to support or restructure the debtors’ businesses, and do not fall under the category of “Loans to Bankrupt Debtors,” “Delinquent Loans,” or “Loans Past Due Three Months or More.”

5. COMMITMENTS

Loan commitment limits are contracts under which DBJ Inc. lends to customers up to the prescribed limits in response to customers’ application for loans as long as there is no violation of any condition in the contracts. As of March 31, 2010 and 2009, the amounts of unused commitments are ¥341,159 million ($3,666,806 thousand) and ¥266,886 million. As of March 31, 2010 and 2009, the amounts of unused commitments whose remaining contract term are within one year are ¥127,260 million ($1,367,808 thousand) and ¥79,128 million.

Since many of these commitments expire without being drawn down, the unused amount does not necessarily represent a future cash requirement. Most of these contracts have conditions whereby DBJ Inc. and its subsidiaries can refuse customers’ applications for loans or decrease the contract limits for proper reason (e.g., changes in financial situation, deterioration in customers’ credit worthiness). At the inception of contracts, DBJ Inc. and its subsidiaries obtain real estate, securities or other assets as collateral if considered necessary. Subsequently, DBJ Inc. and its subsidiaries perform periodic reviews of the customers’ business results based on internal rules, and take necessary measures to reconsider conditions in contracts and/or require additional collateral and guarantees.

6. OTHER ASSETS

Other assets as of March 31, 2010 and 2009 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
Prepaid expenses	¥15,239	¥8,283	$163,800
Accrued income	42,293	39,549	454,570
Derivatives	23,715	39,052	254,896
Other	8,452	1,189	90,851

Total	¥89,701	¥88,075	$964,118

7. TANGIBLE FIXED ASSETS

Tangible fixed assets as of March 31, 2010 and 2009 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
Buildings	¥13,976	¥14,487	$150,218
Land	147,396	147,396	1,584,223
Leased assets	121	160	1,309
Construction in progress	126	27	1,357
Other	606	303	6,519

Total	¥162,227	¥162,375	$1,743,627

Note:	Accumulated depreciation of tangible fixed assets as of March 31, 2010 and 2009, is ¥1,423 million ($15,296 thousand) and ¥432 million.

8. ALLOWANCE FOR LOAN LOSSES

Allowance for loan losses as of March 31, 2010 and 2009 is as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
General allowance for loan losses	¥66,416	¥215,245	$713,853
Specific allowance for loan losses	137,005	61,443	1,472,547

Total	¥203,422	¥276,689	$2,186,400

9. DEBENTURES AND CORPORATE BONDS

Debentures and corporate bonds as of March 31, 2010 and 2009 are as follows:

	Issue date	Interest rate (%)	Maturity date	Millions of Yen			Thousands of U.S. Dollars (Note 1)
				2010		2009	2010
Debentures
Japanese government-guaranteed bonds 1-23*[1,5,6]	Aug. 2000-	0.8-2.2	Aug. 2010-	¥882,338		¥882,176	$9,483,427
	Aug. 2008		Jun. 2023	[199,988	]		[2,149,490	]
Japanese government-guaranteed bonds 1-7	Nov. 2008-	1.2-2.1	Nov. 2018-	269,233		119,672	2,893,739
	Feb. 2010		Feb. 2024
Japanese government-guaranteed foreign bond 67*[2,5]	Sep. 1998	1.81	Sep. 2028	25,075		25,079	269,508
Japanese government-guaranteed foreign bonds 1-14*[1,5]	Nov. 1999-	1.05-6.875	Jun. 2010-	1,036,122		1,035,868	11,136,317
	Nov. 2007		Nov. 2027	[99,993	]		[1,074,733	]
Japanese government-guaranteed Euro MTN bonds 1*[4]	Dec. 2009	0.48194	Dec. 2014	32,564		—	350,000
FILP agency domestic bonds 5, 7, 9-11, 13, 16, 17, 19-22, 24-52*[3,5,6]	Oct. 2002-	0.57-2.74	Aug. 2010-	1,204,758		1,314,695	12,948,819
	Aug. 2008		Mar. 2047	[99,997	]		[1,074,777	]
FILP agency foreign bond 1*[3,5]	Jun. 2007	1.65	Jun. 2012	49,967		49,952	537,056
Euro MTN bonds 1-2*[3,4,5]	Sep. 2008	2.032-3.142	Sep. 2010-	4,153		4,153	44,637
			Sep. 2023	[2,153	]		[23,141	]
Corporate bonds
Corporate bonds through public placement 1-7	Dec. 2008-	0.502-1.745	Dec. 2011-	187,000		57,000	2,009,888
	Oct. 2009		Mar. 2019
Corporate bonds through private placement 1	Aug. 2009	0.847	Sep. 2014	10,000		—	107,481
Corporate bonds Euro MTN 1, 2, 6-15, 17-22*[4,6]	Dec. 2008-	0.47875- 1.25425	Dec. 2010-	45,181		24,423	485,610
	Feb. 2010		Feb. 2015	[1,500	]		[16,122	]

Total				¥3,746,393		¥3,513,020	$40,266,482

*1.	These bonds are government-guaranteed bonds issued by the Development Bank of Japan.
*2.	This bond is a government-guaranteed bond issued by the Japan Development Bank.
*3.	Fiscal Investment and Loan Program (FILP) agency bonds issued are not government-guaranteed. These bonds are issued by the Development Bank of Japan.
*4.	These bonds are non-guaranteed bonds established by EMTN programme.
*5.	Under the DBJ Inc. Law (Law No. 17 and 26), the DBJ Law (Law No. 43), obligations created by the bonds issued by DBJ Inc. are secured by a statutory preferential right over the property of DBJ Inc.
*6.	Figures indicated in brackets [ ] indicate the amounts to be redeemed within one year.

Scheduled redemptions of debentures and corporate bonds which have been assumed and repaid by DBJ Inc. for subsequent years as of March 31, 2010 are as follows:

The fiscal year ending March 31,

2011	¥403,134	million	$4,332,919	thousand
2012	521,817		5,608,528
2013	464,850		4,996,248
2014	237,010		2,547,406
2015	351,681		3,779,896

10. BORROWED MONEY

Borrowed money as of March 31, 2010 and 2009 is as follows:

			Millions of Yen		Thousands of U.S. Dollars (Note 1)
	Average interest rate (%)	Due date of repayment	2010	2009	2010
Borrowings	1.36	May. 2010 - Mar. 2030	¥9,082,479	¥8,067,892	$97,619,086

Scheduled redemptions of borrowings for subsequent years as of March 31, 2010 are as follows:

The fiscal year ending March 31,

2011	¥855,251	million	$9,192,301	thousand
2012	1,130,294		12,148,481
2013	1,237,416		13,299,838
2014	1,107,511		11,903,609
2015	1,011,626		10,873,032

11. OTHER LIABILITIES

Other liabilities as of March 31, 2010 and 2009 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
Accrued expenses	¥32,808	¥33,650	$352,625
Unearned income	1,109	1,194	11,920
Accrued income taxes	3,368	20,109	36,205
Derivatives	6,663	112,651	71,619
Lease obligation	213	287	2,293
Other	5,617	1,150	60,381

Total	¥49,780	¥169,043	$535,042

12. ACCEPTANCES AND GUARANTEES

Acceptances and guarantees as of March 31, 2010 and 2009 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
Guarantees	¥192,172	¥157,276	$2,065,483

13. ASSETS PLEDGED AS COLLATERAL

Loans and securities pledged as collateral in Real Time Gross Settlement for bank deposits at the Bank of Japan are ¥626,670 million ($6,735,493 thousand) and ¥411,869 million ($4,426,796 thousand) as of March 31, 2010. In addition, they are deposited as replacement of margin money for future trading and collateral for transactions, including exchange settlements as of March 31, 2010. ¥2,291 million ($24,626 thousand) of securities are pledged as collateral for loans of companies which are investees of DBJ Inc. as of March 31, 2010. Also, in other assets, ¥1,000 million ($10,749 thousand) of margin deposits for futures transactions is included and ¥35 million ($379 thousand) of guarantee deposits are included as of March 31, 2010. Under the DBJ Inc. Law (Law No. 17 and 26), the DBJ Law (Law No. 43), obligations created by the bonds issued by DBJ Inc. are secured by a statutory preferential right over the property of DBJ Inc. Denomination value of these debentures amounts to ¥3,204,596 million ($34,443,209 thousand) as of March 31, 2010.

        Loans and securities pledged as collateral in Real Time Gross Settlement for bank deposits at the Bank of Japan are ¥228,799 million and ¥633,024 million as of March 31, 2009. ¥2,291 million of securities are pledged as collateral for loans of companies which are investees of DBJ Inc. as of March 31, 2009. Also, ¥44 million of guarantee deposits are included as of March 31, 2009. Under the DBJ Inc. Law (Law No. 17 and 26), the DBJ Law (Law No. 43), obligations created by the bonds issued by DBJ Inc. are secured by a statutory preferential right over the property of DBJ Inc. Denomination value of these debentures amounts to ¥3,314,596 million as of March 31, 2009.

14. EQUITY

Japanese companies including DBJ Inc. are regulated by the Companies Act. In addition, DBJ Inc. is regulated by DBJ Inc. Law. The significant provisions in the Companies Act and DBJ Inc. Law that affect financial and accounting matters are summarized as follows:

(a) Dividends

Under the Companies Act, companies can distribute dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. For companies that meet certain criteria such as; (1) having the Board of Directors, (2) having independent auditors, (3) having the Board of Corporate Auditors, and (4) the term of service of the directors is prescribed as one year rather than two years of normal term in its articles of incorporation, the Board of Directors may declare dividends (except for dividends in kind) at any time during the fiscal year , prescribed that the Board of Directors can declare dividends in its articles of incorporation. DBJ Inc., however, shall not distribute such dividends based on resolution of the Board of Directors, since its article of incorporation is not prescribed that the Board of Directors can do such an action. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The Article 20 of the DBJ Inc. Law provides that the timing and amounts for dividends shall be authorized by the Finance Minister.

(b) Increases/Decreases and Transfer of Common Stock, Reserve and Surplus

The Companies Act requires that an amount equal to 10% of dividends must be set aside as a legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the dividends until the total aggregate amount of legal reserve and additional paid-in capital equal 25% of Common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, other capital surplus and retained earnings can be reclassified among the accounts under certain conditions upon resolution by the shareholders.

(c) Treasury Stock and Treasury Stock Acquisition Rights

The Companies Act also provides for companies to purchase treasury stock and dispose of the treasury stock based on resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the distributable amount to the shareholders which is determined by specific formula.

Under the Companies Act, stock acquisition rights are presented as a separate component of equity.

The Companies Act also provides that companies can purchase both treasury stock acquisition rights and treasury stock. The treasury stock acquisition rights are presented as a separate component of equity or deduction of stock acquisition rights.

(d) Solicitation and Delivery of Shares or Stock Acquisition Rights

The Article 12 of the DBJ Inc. Law regulates that, if DBJ Inc. intends to solicit those who will subscribe for shares or stock acquisition rights offered, or to deliver shares or stock acquisition rights in connection with a share-for-share exchange, DBJ Inc. shall obtain an authorization from the Finance Minister.

(e) Common Stock Issued during the year ended March 31, 2010

On September 24, 2009, DBJ Inc. issued 2,064,000 new shares of common stock by way of allocation of new stocks to the Finance Minister at ¥50,000 per share for ¥103,232 million ($1,109,544 thousand). And on March 23, 2010, DBJ Inc. issued 1,559,000 new shares of common stock by way of allocation of new stocks to the Finance Minister at ¥50,000 per share for ¥77,962 million ($837,941 thousand). As a result, ¥181,194 million ($1,947,485 thousand) was included in Capital stock.

15. PER SHARE INFORMATION

Basic net income (loss) per common share (“EPS”) for the year ended March 31, 2010 and for the six-month period ended March 31, 2009 is as follows:

	Millions of Yen	Thousands of Shares	Yen	U.S. Dollars
	Net income (loss)	Weighted average shares	EPS	EPS
Year ended March 31, 2010
Basic EPS
Net income available to common shareholders	¥39,893	41,107	¥970.47	$10.43

Year ended March 31, 2009
Basic EPS
Net loss available to common shareholders	¥(128,342)	40,000	¥(3,208.55)

Note:	Diluted net income per share for the year ended March 31, 2010 and for the six-month period ended March 31, 2009 is not disclosed because there are no dilutive securities.

16. FEES AND COMMISSIONS (INCOME)

Fees and commissions (income) for the year ended March 31, 2010 and for the six-month period ended March 31, 2009 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009 (6 months)	2010
Commissions	¥15,683	¥4,646	$168,563

17. OTHER OPERATING INCOME

Other operating income for the year ended March 31, 2010 and for the six-month period ended March 31, 2009 is as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009 (6 months)	2010
Foreign exchange gains	¥—	¥718	$—
Gains on sales of bonds	151	—	1,631
Gains on redemption of bonds	350	—	3,769
Gains on derivative instruments	19,019	—	204,421
Other	358	0	3,851

Total	¥19,880	¥719	$213,672

18. OTHER INCOME

Other income for the year ended March 31, 2010 and for the six-month period ended March 31, 2009 is as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009 (6 months)	2010
Reversal of allowance for investment losses	¥1,183	¥308	$12,716
Gains on sales of equities and other securities	1,278	3,525	13,745
Gains on money held in trust	1,502	1,815	16,152
Equity in net income of affiliates	958	988	10,304
Gains on sales of fixed assets	8	0	89
Collection of written-off claims	4,594	3,316	49,381
Other	7,135	3,718	76,697

Total	¥16,661	¥13,672	$179,084

19. FEES AND COMMISSIONS (EXPENSES)

Fees and commissions (expenses) for the year ended March 31, 2010 and for the six-month period ended March 31, 2009 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009 (6 months)	2010
Commissions	¥1,043	¥142	$11,220
Other	—	0	—

Total	¥1,043	¥142	$11,220

20. OTHER OPERATING EXPENSES

Other operating expenses for the year ended March 31, 2010 and for the six-month period ended March 31, 2009 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009 (6 months)	2010
Foreign exchange losses	¥4,314	¥—	$46,370
Debentures issuance costs	537	368	5,779
Corporate bonds issuance costs	299	147	3,219
Losses on derivative instruments	—	10,065	—
Write-off of bonds	28,897	—	310,589
Other	24	508	260

Total	¥34,072	¥11,090	$366,217

21. OTHER EXPENSES

Other expenses for the year ended March 31, 2010 and for the six-month period ended March 31, 2009 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009 (6 months)	2010
Provision for allowance for loan losses	¥3,563	¥125,431	$38,305
Write-off of loans	2,413	2,583	25,938
Losses on sales of equities and other securities	2,478	320	26,640
Write-off of equities	22,334	14,558	240,055
Losses on money held in trust	24	3,203	262
Losses on sales of fixed assets	49	9	528
Impairment loss	0	43	5
Provision for reserve for losses on headquarter relocation	6,536	—	70,253
Other	14,936	13,647	160,534

Total	¥52,336	¥159,798	$562,519

22. EMPLOYEES’ RETIREMENT BENEFITS

Employees whose service with DBJ Inc. is terminated are, under most circumstances, entitled to retirement and pension benefits determined by reference to basic rates of pay at the time of termination, length of service and conditions under which the termination occurs. If the termination is involuntary, caused by retirement at the mandatory retirement age or caused by death, the employee is entitled to greater payment than in the case of voluntary termination.

Reserve for employee retirement benefits as of March 31, 2010 and 2009 consisted of the following:

(a) The Funded Status of the Pension Plans

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
Projected benefit obligation	¥(46,812)	¥(45,541)	$(503,141)
Fair value of plan assets	12,634	11,448	135,793

Unfunded pension obligation	(34,178)	(34,092)	(367,347)

Unrecognized net actuarial losses	1,519	1,991	16,331
Unrecognized prior service cost	45	50	488

Reserve for employees’ retirement benefits	¥(32,613)	¥(32,050)	$(350,528)

*1.	The above projected benefit obligations include a portion in which the pension fund manages on behalf of the Japanese government welfare program.
*2.	Reserve for employees’ retirement benefits includes the benefits for executive directors and corporate auditors in the year ended March 31, 2010.
*3.	Certain subsidiaries apply the simplified method for the calculation of liability for employees’ retirement benefits.

(b) Components of Pension Cost

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009 (6 months)	2010
Service cost	¥1,397	¥698	$15,022
Interest cost	909	450	9,774
Expected return on plan assets	(57)	(32)	(615)
Amortization of prior service cost	5	0	55
Amortization of net actuarial losses	199	—	2,141

Net pension cost	¥2,454	¥1,116	$26,376

Note: All retirement benefit costs are classified as service cost for the subsidiaries applying the simplified method.

(c) Principal Assumptions Used

	2010	2009
Discount rate	2.0%	2.0%
Expected rate of return on plan assets	0.5%	0.5%
Amortization period of prior service cost	10 Years	10 Years
Amortization period of actuarial gains/losses	10 Years	10 Years

23. INCOME TAXES

DBJ Inc. and its domestic consolidated subsidiaries are subject to Japanese national and local income taxes which, in the aggregate, resulted in a normal effective statutory tax rate of approximately 40.69% for the year ended March 31, 2010 and for the six-month period ended March 31, 2009.

A reconciliation of the actual effective tax rate with the normal effective statutory tax rate for the year ended March 31, 2010 and for the six-month period ended March 31, 2009 is as follows:

	2010	2009
Normal effective statutory tax rate	40.69%	40.69%
Increase (decrease) in taxes resulting from:
Change in valuation allowance	(17.89)	(50.66)
Amortization of goodwill	1.48	(0.78)
Minority interests in net income of subsidiaries	(0.76)	0.34
Other	(2.34)	(1.04)

Actual effective tax rate	21.18%	(11.45)%

The tax effects of significant temporary differences and loss carryforwards which resulted in deferred tax assets and liabilities as of March 31, 2010 and 2009 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
Deferred tax assets:
Allowance for loan losses	¥114,083	¥128,030	$1,226,178
Losses from revaluation of securities	37,470	21,317	402,733
Reserve for retirement benefits	13,237	13,041	142,274
Allowance for investment losses	1,085	3,715	11,663
Tax loss carryforwards	5,117	3,227	55,004
Unrealized loss on available-for-sale securities	—	1,690	—
Other	6,581	5,500	70,733

Sub total	177,574	176,521	1,908,585
Less—valuation allowance	(124,532)	(136,373)	(1,338,479)

Total	53,042	40,148	570,106

Deferred tax liabilities:
Deferred gains or losses on hedges	(7,569)	(12,246)	(81,354)
Other	(1,204)	(30)	(12,948)

Total	(8,773)	(12,276)	(94,302)

Net deferred tax assets	¥44,268	¥27,872	$475,804

24. LEASE TRANSACTIONS

DBJ Inc. and its domestic consolidated subsidiaries lease certain equipment and others. Lease payments under finance leases for the year ended March 31, 2010 and for the six-month period ended March 31, 2009, amounted to ¥247 million ($2,660 thousand) and ¥146 million. For the six-month period ended March 31, 2009, DBJ Inc. recorded an impairment loss of ¥5 million on certain leased property held under finance leases that do not transfer ownership and an allowance for impairment loss on leased property, which is included in Other Liabilities.

Pro forma information of leased property such as acquisition cost, accumulated depreciation, obligations under finance leases, depreciation expense and interest expense for finance leases that do not transfer ownership of the leased property to the lessee on an “as if capitalized” basis for the year ended March 31, 2010 and for the six-month period ended March 31, 2009 is as follows:

	Millions of Yen
	2010
	Tangible fixed assets	Intangible fixed assets	Total
Acquisition cost	¥470	¥251	¥721
Accumulated depreciation	(213)	(108)	(321)
Accumulated impairment losses	(5)	—	(5)

Net leased property	¥251	¥143	¥394

	Millions of Yen
	2009
	Tangible fixed assets	Intangible fixed assets	Total
Acquisition cost	¥514	¥254	¥768
Accumulated depreciation	(94)	(37)	(131)
Accumulated impairment losses	(5)	—	(5)

Net leased property	¥414	¥216	¥631

	Thousands of U.S. Dollars (Note 1)
	2010
	Tangible fixed assets	Intangible fixed assets	Total
Acquisition cost	$5,056	$2,702	$7,758
Accumulated depreciation	(2,297)	(1,162)	(3,459)
Accumulated impairment losses	(57)	—	(57)

Net leased property	$2,702	$1,540	$4,243

Pro forma amounts of obligations under finance leases as of March 31, 2010 and 2009 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
Due within one year	¥202	¥238	$2,180
Due after one year	204	406	2,193

Total	¥406	¥645	$4,373

Pro forma amounts of depreciation expense, interest expense and impairment loss under finance leases for the year ended March 31, 2010 and for the six-month period ended March 31, 2009 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
Depreciation expense	¥236	¥141	$2,542
Interest expense	9	6	105

Total	246	147	2,646

Impairment loss	¥—	¥5	$—

*1.	Depreciation expense is calculated using the straight-line method, assuming that useful life is equal to the lease term and that the residual value at the end of the lease term is zero.
*2.	The difference between total lease payments and the assumed acquisition cost of leased assets is charged to assumed interest expense and is allocated to each fiscal year using the interest method.

The minimum rental commitments under non-cancelable operating leases as of March 31, 2010 and 2009 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
Due within one year	¥178	¥173	$1,921
Due after one year	215	109	2,317

Total	¥394	¥283	$4,238

25. SEGMENT INFORMATION

(a) Segment Information by Type of Business

DBJ Inc. and its consolidated subsidiaries are engaged in business such as private equity investment and fund management and other activities as well as banking business. Such segment information, however, is not presented, as the percentages of those activities are insignificant.

(b) Segment Information by Geographic Area

Segment information classified by geographic area is not presented, as there are no consolidated subsidiaries or offices located in countries or areas other than Japan.

(c) Ordinary Income from Overseas Entities

Ordinary income from overseas entities is omitted because the amount is below ten percent of the consolidated ordinary income.

26. FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES

On March 10, 2008, the ASBJ revised ASBJ Statement No. 10 “Accounting Standard for Financial Instruments” and issued ASBJ Guidance No. 19 “Guidance on Accounting Standard for Financial Instruments and Related Disclosures.” This accounting standard and the guidance are applicable to financial instruments and related disclosures at the end of the fiscal years ending on or after March 31, 2010 with early adoption permitted from the beginning of the fiscal years ending before March 31, 2010. DBJ Inc. applied the revised accounting standard and the new guidance effective March 31, 2010.

(a) The Situation of Financial Instruments

(1) Policy for Financial Instruments

DBJ Inc. provides investment and loan services that are aimed to provide long-term stable funding. As main methods of acquiring funds, in addition to issuing corporate bonds and long-term borrowings, DBJ Inc. relies on the stable procurement of long-term funds from the government’s Fiscal Investment and Loan Program (FILP). Since long-term, fixed-rate makes up the majority of its assets, DBJ Inc. raises its funds mainly with long-term, fixed rate liabilities.

From both funding and investment aspects, DBJ Inc. implements comprehensive asset/liability management in order to mitigate the risk of capital shortfall and losses from fluctuations of interest rate and exchange rate. DBJ Inc. utilizes derivative financial instruments in order to hedge or control the risks related to interest and currency.

(2) Nature and Extent of Risks Arising from Financial Instruments

The financial assets in DBJ Inc. are mainly investments and loans in domestic clients, which are exposed to credit risk that stems from customers’ default of contracts and decline of their creditworthiness. Main categories of industries of debtors are transport and postal activities, manufacturing and others as of March 31, 2010. The changes of economic circumstances surrounding these industries may cause influence on fulfillment of their obligations. DBJ Inc. holds securities such as bonds, equities and investments in limited partnerships and other similar partnerships, which are exposed to issuer’s credit risk, interest rate risk, price volatility risk and other risks. DBJ Inc. does not have any trading-related risk because it does not engage in trading (specified transactions).

Although corporate bonds and borrowings are exposed to cash liquidity risk and interest rate risk, these risks are hedged or controlled by matching of financing and investing, interest-rate swap agreements and other transactions.

Foreign currency denominated loans, debentures and corporate bonds are exposed to exchange rate risk. DBJ Inc. mitigates this risk by matching foreign currency investments and loans with foreign currency corporate bonds and currency-related transactions.

DBJ Inc. utilizes derivative financial transactions such as interest-rate swap agreement and currency swap agreement in order to hedge or control the risks related to interest and currency. As for hedge accounting, DBJ Inc. applies the deferral hedge method or the accrual method to interest-rate swaps, and the assignment method to foreign currency swaps. Hedged items of interest-rate swaps are loans, borrowings, debentures and corporate bonds. Hedged items of foreign currency swaps are foreign-currency denominated loans, debentures and corporate bonds. According to the risk management policy, DBJ Inc. evaluates the effectiveness of the hedges by testing whether the derivatives are effective in reducing the risks associated with the hedged items.

(3) Risk Management for Financial Instruments

(i) Credit Risk Management

In accordance with the internal guidelines, DBJ Inc. utilizes credit exposure management and portfolio management for investment and loan. When making an investment or loan, DBJ Inc. examines the entity’s project viability and the project’s profitability. After that, DBJ Inc. sets ratings along with internal borrower rating system, grants credit amount, sets collateral and guarantee. The sales and credit analysis departments hold separate roles in the screening and administering of credit for individual loans and each department keeps the operations of the other in check. The Committee on Investment and Loan Decisions meets as needed to deliberate important issue concerning the management and governance of individual loans. DBJ Inc. performs a comprehensive analysis of data based on borrower ratings, and calculates the loan portfolio’s overall exposure to credit risk, which is measured regularly to ensure that such risk remains within specified range of capital.

The credit risk of securities is managed in the same way as that of loans. In addition, DBJ Inc. regularly examines total risk which takes into account the market value of the securities. As for counterparty risk arising from derivative transactions, DBJ Inc. manages derivative transactions by continually monitoring the cost of restructuring its transactions and creditworthiness of each counterparty. Additionally, DBJ Inc. diversifies transactions among several counterparties to manage counterparty risk.

(ii) Market Risk Management

1) Interest Rate Risk Management

DBJ Inc. manages interest rate risk by asset/liability management. Details of risk management methods and procedures are determined on internal regulations, and ALM & Risk Management Committee has discussion about determination of policies on asset/liability management, monitoring of implementation and future plans. In addition, risk management department monitors interest and term of financial assets/debts overall. ALM & Risk Management Committee conducts regular monitoring with cash flow ladder analyses (gap analysis), value at risk (VaR), interest rate sensitivity analyses (basis point value), and other methods. As a part of asset/liability management, interest-rate swaps are conducted hedging interest rate risk.

2) Foreign Exchange Risk Management

Foreign currency receivable and bonds are exposed to the exchange rate risk, therefore those risks are hedged or controlled not only by setting off some foreign currency denominated investment and loan as foreign currency denominated corporate bond and debenture but also by making currency-related transactions.

3) Price Volatility Risk Management

When DBJ Inc. acquires financial assets entailing price volatility risk such as securities with market value, it follows in-house regulations and policies which have been developed taking into account market fluctuation risks, and risk management department involves in the decisions as necessary. Through regular monitoring, price volatility risks are reviewed on a timely basis and reported to ALM & Risk Management Committee periodically.

4) Derivative Transactions

About derivative transactions, the front office, the back office and the risk management department are separated from each other, and each department keeps the operations of the other in check based on in-house regulations.

(3) Liquidity Risk Management on Financing

Risk management department monitors possession level of cash liquidity and report it to the ALM & Risk Management Committee periodically in line with in-house regulations of liquidity risk management on financing. The ALM & Risk Management Committee manages the liquidity risk by appropriate operations of financing and investing depending on the situations of risks.

(4) Supplementary Explanation on Fair Value of Financial Instruments

The fair value of financial instruments is measured at the quoted market price. If quoted price is not available, DBJ Inc. measures reasonably assessed price. Because assessed price is computed under certain conditions, it could differ in price according to the different conditions.

(b) Fair Values Information of Financial Instruments

The following are the carrying amount, fair value and differences between them as of March 31, 2010. Unlisted equities and others, whose fair value cannot be reliably determined, are excluded from the table below (see (2)).

	Millions of Yen
	2010
	Carrying amount	Fair value	Difference
Cash and due from banks	¥168,696	¥168,696	¥—
Call loans and bills bought	125,000	125,000	—
Reverse repurchase agreements	179,991	179,991	—
Securities*[1]
Held-to-maturity debt securities	438,009	453,073	15,063
Available-for-sale securities	516,442	516,442	—
Loans	13,514,661
Allowance for loan losses*[1]	(201,403)

	13,313,257	13,867,796	554,538

Total assets	¥14,741,396	¥15,310,998	¥569,602

Debentures*[2]	3,504,212	3,590,746	86,534
Call money and bills sold	153,000	153,000	—
Borrowed money	9,082,479	9,177,854	95,374
Corporate bonds	242,181	245,181	3,000

Total liabilities	¥12,981,873	¥13,166,782	¥184,908

Derivative transactions
Derivative transactions not qualifying for hedge accounting	877	877	—
Derivative transactions qualifying for hedge accounting	16,174	16,174	—

Total derivative transactions	¥17,051	¥17,051	¥—

	Thousands of U.S. Dollars (Note 1)
	2010
	Carrying amount	Fair value	Difference
Cash and due from banks	$1,813,156	$1,813,156	$—
Call loans and bills bought	1,343,508	1,343,508	—
Reverse repurchase agreements	1,934,556	1,934,556	—
Securities*[1]
Held-to-maturity debt securities	4,707,758	4,869,664	161,906
Available-for-sale securities	5,550,753	5,550,753	—
Loans	145,256,467
Allowance for loan losses*[1]	(2,164,701)

	143,091,766	149,051,980	5,960,214

Total assets	$158,441,497	$164,563,617	$6,122,120

Debentures*[2]	37,663,502	38,593,579	930,077
Call money and bills sold	1,644,454	1,644,454	—
Borrowed money	97,619,086	98,644,176	1,025,089
Corporate bonds	2,602,979	2,635,225	32,246

Total liabilities	$139,530,022	$141,517,434	$1,987,412

Derivative transactions
Derivative transactions not qualifying for hedge accounting	9,432	9,432	—
Derivative transactions qualifying for hedge accounting	173,842	173,842	—

Total derivative transactions	$183,275	$183,275	$—

*1.	General and specific allowances for loan losses are deducted. Allowance for loan losses is set off against the carrying amount directly due to immateriality.
*2.	Assets and liabilities arising from derivative transactions are presented on a net basis.

(1) The following are the Methods used to calculate the Fair Values of Financial Instrument.

Assets

(i) Cash and due from banks

For deposits without maturity, the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. For deposits with maturity, the carrying amount is presented as the fair value, as the fair value approximates such carrying amount because the remaining maturity period of the majority of such deposits is short (maturity within 1 year).

(ii) Call loans and bills bought and Reverse repurchase agreements

For each of these items, the majority of transactions are short contract terms (1 year or less). Thus, the carrying amount is presented as the fair value, as the fair value approximates such carrying amount.

(iii) Securities

The fair value of marketable equity securities is measured at market price. The fair value of bonds is measured at market price or quoted price from third party. For bonds without such price, the fair value is determined by discounting contractual cash flows at the rates that consist of the risk free rate and the credit risk premium that is based on types of securities, internal ratings and maturity length.

(iv) Loans

The fair value of loans is determined by discounting contractual cash flows at the rates that consist of the risk free rate and the credit risk premium that is based on types of loans, internal ratings and maturity length. Foreign currency swap contracts which meet the hedging requirements of the assignment method is qualified to loans, the contractual cash flows are based on the interest rate swap and foreign currency swap. For loans which are short contract terms (1 year or less), the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. With respect to the claims on debtors who are likely to become bankrupt or to be closely monitored, and for which future cash flows can reasonably be estimated, the fair values are determined by discounting expected cash flows that reflect expected loss at the risk free rate. For loans to obligors “legally bankrupt,” “effectively bankrupt” and “possibly bankrupt,” the reserve is provided based on the discounted cash flow method, or based on amounts expected to be collected through the disposal of collateral or execution of guarantees, carrying value net of the reserve as of the consolidated balance sheet date is the reasonable estimate of the fair values of those loans.

Liabilities

(i) Debentures

For floating rate debentures issued by DBJ Inc., the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. This is on the basis that the market interest rate is reflected in the fair value of such debentures because the terms of these were set within a short time period and that there has been no significant change in the creditworthiness of DBJ Inc. before and after the issuance. For fixed rate debentures with market prices, the fair value is determined based on their market price. For fixed rate debentures without market prices, the fair value is determined by discounting contractual cash flows based on types of maturity lengths (when interest rate swap contracts which meet the hedging requirements of the accrual method is qualified to debentures, the contractual cash flows are based on the interest rate swap) at the rates that consist of the risk free rate and the rate of certain costs applicable to DBJ Inc. Foreign currency swap contracts which meet the hedging requirements of the assignment method is qualified to debentures, the contractual cash flows are based on the interest rate and foreign currency swap.

(ii) Call money and bills sold

The carrying amount is presented as the fair value, as the fair value approximates such carrying amount because the majority of them are short contract terms (1 year or less).

(iii) Borrowed money

For floating rate borrowed money, the carrying amount is presented as the fair value as the fair value approximates such carrying amount. This is on the basis that the market interest rate is reflected in the fair value of such borrowed money because the terms of these were set within a short time period for such variable rate borrowings and that there has been no significant change in the creditworthiness of DBJ Inc. nor consolidated subsidiaries before and after such borrowings were made. For fixed rate borrowed money, the fair values are determined by discounting contractual cash flows based on types of maturity lengths (when interest rate swap contracts which meet the hedging requirements of the accrual method is qualified to borrowings, the contractual cash flows are based on the interest rate swap) at the rates that consist of the risk free rate and the rate of certain costs applicable to DBJ Inc. or consolidated subsidiaries.

(iv) Corporate bonds

For floating rate corporate bonds issued by DBJ Inc., the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. This is on the basis that the market interest rate is reflected in the interest rate set within a short time period and that there has been no significant change in the creditworthiness of us before and after the issuance. For fixed rate corporate bonds with market prices, the fair value is determined based on their market price. For fixed rate corporate bonds without market prices, the fair value is determined by discounting contractual cash flows based on types of maturity lengths (when interest rate swap contracts which meet the hedging requirements of the accrual method is qualified to corporate bonds, the contractual cash flows are based on the interest rate swap) at the rates that consist of the risk free rate and the rate of certain costs applicable to DBJ Inc.

Derivatives

The information of the fair values for derivatives is included in Note 27.

(2) The following are the Financial Instruments whose Fair Value cannot be reliably determined as of March 31, 2010.

These Securities are not included in the Amount in the Table summarizing Fair Values of Financial Instruments.

	Carrying amount
	2010
	Millions of Yen	Thousands of U.S. Dollars (Note 1)
Money held in trust*[1]	¥30,740	$330,397
Unlisted corporate bonds*[2]	1,000	10,748
Unlisted equities*[2,3]	182,031	1,956,488
Investments in limited partnerships and other similar partnerships*[1]	100,244	1,077,431
Unlisted other securities*[2,3]	51,762	556,347

Total	365,778	3,931,411

*1.	Assets in trust and partnership assets which consist of financial instruments, whose fair value cannot be reliably determined, such as unlisted equities and other securities, are not subject to disclosing of fair values.
*2.	Financial instruments for which quoted price is not available and fair value cannot be reliably determined, are not subject to disclosing of fair values.
*3.	Impairment loss on financial instruments whose fair value cannot be reliably determined for the year ended March 31, 2010 is ¥22,036 million ($236,851 thousand). The breakdown is; unlisted equities ¥22,025 million ($236,733 thousand), unlisted other securities ¥10 million ($117 thousand).

(3) The following are the Maturity Analysis for Financial Assets and Securities with contractual Maturities as of March 31, 2010.

	Millions of Yen
	2010
	Due in one year or less	Due after one year through three years	Due after three years through five years	Due after five years through seven years	Due after seven years through ten years	Due after ten years
Cash and due from banks	¥168,693	¥—	¥—	¥—	¥—	¥—
Call loans and bills bought	125,000	—	—	—	—	—
Securities
Held-to-maturity dept securities with market values	12,877	52,417	50,772	160,360	109,630	51,956
Japanese government bonds	—	—	—	36,962	88,084	50,956
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	12,877	52,417	32,164	30,357	1,400	1,000
Other	—	—	18,608	93,040	20,145	—
Available-for-sale securities with contractual maturities*	270,123	132,651	51,790	5,636	27,616	3,906
Japanese government bonds	270,123	131,846	30,115	—	—	—
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	—	805	19,543	5,414	27,616	1,000
Loans*	1,588,852	3,272,241	3,012,066	2,217,335	1,937,528	845,194

Total	¥2,165,546	¥3,457,310	¥3,114,629	¥2,383,332	¥2,074,775	¥901,057

	Thousands of U.S. Dollars (Note 1)
	2010
	Due in one year or less	Due after one year through three years	Due after three years through five years	Due after five years through seven years	Due after seven years through ten years	Due after ten years
Cash and due from banks	$1,813,126	$—	$—	$—	$—	$—
Call loans and bills bought	1,343,508	—	—	—	—	—
Securities
Held-to-maturity dept securities with market values	138,408	563,385	545,706	1,723,569	1,178,312	558,435
Japanese government bonds	—	—	—	397,279	946,737	547,687
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	138,408	563,385	345,706	326,290	15,047	10,748
Other	—	—	200,000	1,000,000	216,528	—
Available-for-sale securities with contractual maturities*	2,903,305	1,425,744	556,650	60,578	296,827	41,986
Japanese government bonds	2,903,305	1,417,089	323,683	—	—	—
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	—	8,654	210,053	58,192	296,827	10,748
Loans*	17,077,093	35,170,266	32,373,884	23,832,069	20,824,684	9,084,204

Total	$23,275,440	$37,159,395	$33,476,240	$25,616,216	$22,299,823	$9,684,626

Note:	Obligations to “Legally Bankrupt,” “Effectively Bankrupt” and “Possibly Bankrupt” amount to ¥641,730 million ($6,897,361 thousand) are not included as of March 31, 2010. The breakdown is; available-for-sale securities with contractual maturities ¥288 million ($3,096 thousand) and loans ¥641,442 million ($6,894,265 thousand).

(4) Maturity analysis for Debentures, Borrowed money and Other Liability with Interest as of March 31, 2010 are as follows:

	Millions of Yen
	2010
	Due in one year or less	Due after one year through three years	Due after three years through five years	Due after five years through seven years	Due after seven years through ten years	Due after ten years
Call money and bills sold	¥153,000	¥—	¥—	¥—	¥—	¥—
Borrowed money	855,251	2,367,711	2,119,138	1,315,011	1,174,964	1,250,401
Debentures and corporate bonds	403,134	986,668	588,692	507,071	499,806	761,020

Total	¥1,411,386	¥3,354,379	¥2,707,830	¥1,822,082	¥1,674,770	¥2,011,422

	Thousands of U.S. Dollars (Note 1)
	2010
	Due in one year or less	Due after one year through three years	Due after three years through five years	Due after five years through seven years	Due after seven years through ten years	Due after ten years
Call money and bills sold	$1,644,454	$—	$—	$—	$—	$—
Borrowed money	9,192,301	25,448,319	22,776,641	14,133,832	12,628,597	13,439,397
Debentures and corporate bonds	4,332,919	10,604,776	6,327,303	5,450,034	5,371,951	8,179,499

Total	$15,169,674	$36,053,095	$29,103,944	$19,583,866	$1,800,548	$21,618,896

27. DERIVATIVE TRANSACTIONS

As noted in Note 26, DBJ Inc. applied ASBJ Statement No. 10 “Accounting Standard for Financial Instruments” and ASBJ Guidance No.19 “Guidance on Accounting Standard for Financial Instruments and Related Disclosures effective March 31, 2010.” The accounting standard and the guidance are applicable to financial instruments and related disclosures at the end of the fiscal years ending on or after March 31, 2010.

(a) Derivative Transactions to which Hedge Accounting is not qualified

(1) Interest Rate-related Transactions

	Millions of Yen
	2010
	Contract amount
	Total	Due after one year	Fair value	Unrealized gains (losses)
Over-the-counter Swaps
Receive fixed/ Pay float	¥594,493	¥591,975	¥11,424	¥11,424
Receive float/ Pay fixed	593,104	590,892	(6,874)	(6,874)

	—	—	¥4,550	¥4,550

	Millions of Yen
	2009
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after one year
Over-the-counter Swaps
Receive fixed/ Pay float	¥191,015	¥191,015	¥6,584	¥6,584
Receive float/ Pay fixed	189,090	189,090	(2,169)	(2,169)

	—	—	¥4,415	¥4,415

	Thousands of U.S. Dollars (Note 1)
	2010
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after one year
Over-the-counter Swaps
Receive fixed/ Pay float	$6,389,660	$6,362,595	$122,796	$122,796
Receive float/ Pay fixed	6,374,724	6,350,947	(73,887)	(73,887)

	—	—	$48,909	$48,909

*1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the consolidated statement of operations.
*2.	Fair values for the over-the-counter transactions are based primarily on discounted present values.

(2) Currency-related Transactions
	Millions of Yen
	2010
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after one year
Over-the-counter Swaps	¥97,497	¥97,497	¥329	¥329
Forwards
Sold	57,541	—	(890)	(890)
Bought	540	—	0	0

	—	—	¥(560)	¥(560)

	Millions of Yen
	2009
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after one year
Over-the-counter Swaps	¥112,742	¥97,497	¥(3,877)	¥(3,877)
Forwards
Sold	43,118	—	(503)	(503)
Bought	6,555	—	86	86

	—	—	¥(4,295)	¥(4,295)

	Thousands of U.S. Dollars (Note 1)
	2010
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after one year
Over-the-counter Swaps	$1,047,910	$1,047,910	$3,544	$3,544
Forwards
Sold	618,462	—	(9,572)	(9,572)
Bought	5,813	—	8	8

	—	—	$(6,020)	$(6,020)

*1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the consolidated statement of operations.
*2.	Fair values are based primarily on discounted present values.

(3) Equity-related Transactions

Not applicable.

(4) Bond-related Transactions

	Millions of Yen
	2010
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after one year
Listed Futures
Sold	¥100	¥—	¥0	¥0
Bought	—	—	—	—

	—	—	¥0	¥0

	Thousands of U.S. Dollars (Note 1)
	2010
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after one year
Listed Futures
Sold	$1,075	$—	$0	$0
Bought	—	—	—	—

	—	—	$0	$0

*1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the consolidated statement of operations.
*2.	Fair values of listed transactions represent the closing price on the Tokyo Stock Exchange and other exchanges at the consolidated balance sheet date.

(5) Commodity-related Transactions

Not applicable.

(6) Credit Derivatives Transactions

	Millions of Yen
	2010
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after one year
Over-the-counter Credit default options
Sold	¥390,449	¥190,449	¥(2,434)	¥(2,434)
Bought	56,000	36,000	(677)	(677)

	—	—	¥(3,112)	¥(3,112)

	Millions of Yen
	2009
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after one year
Over-the-counter Credit default options
Sold	¥861,210	¥446,610	¥(17,874)	¥(17,874)
Bought	451,100	56,000	680	680

	—	—	¥(17,193)	¥(17,193)

	Thousands of U.S. Dollars (Note 1)
	2010
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after one year
Over-the-counter Credit default options
Sold	$4,196,577	$2,046,964	$(26,170)	$(26,170)
Bought	601,892	386,930	(7,287)	(7,287)

	—	—	$(33,457)	$(33,457)

*1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the consolidated statement of operations.
*2.	Fair values are based on discounted present values or the counterparties’ tendered price.
*3.	‘Sold’ means the underwriting of credit risk and ‘Bought’ means the transferring of credit risk.

(b) Derivative Transactions to which Hedge Accounting is qualified

(1) Interest Rate-related Transactions

		Millions of Yen
		2010
		Contract amount		Fair value
	Hedged item	Total	Due after one year
Deferral method Swaps	Debentures, Borrowed money, Corporate bonds and Loans
Receive fixed/ Pay float		¥588,542	¥585,389	¥18,516
Receive float/ Pay fixed		52,903	48,231	(2,342)

Accrual method Swaps	Debentures, Borrowed money, Corporate bonds and Loans
Receive fixed/ Pay float		278,808	271,199	* [3]
Receive float/ Pay fixed		681	563

		—	—	16,174

		Thousands of U.S. Dollars (Note 1)
		2010
		Contract amount		Fair value
	Hedged item	Total	Due after one year
Deferral method Swaps	Debentures, Borrowed money, Corporate bonds and Loans
Receive fixed/ Pay float		$6,325,688	$6,291,799	$199,017
Receive float/ Pay fixed		568,612	518,397	(25,175)

Accrual method Swaps	Debentures, Borrowed money, Corporate bonds and Loans
Receive fixed/ Pay float		2,996,647	2,914,867	*[3]
Receive float/ Pay fixed		7,325	6,051

		—	—	173,842

*1.	DBJ Inc. applies the deferral method of hedge accounting primarily stipulated in “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in Banking Industry” (JICPA Industry Audit Committee Report No. 24).
*2.	Fair values for the over-the-counter transactions are based primarily on discounted present values.
*3.	The above interest rate swap contracts which qualify for the hedging requirements of the accrual method are not remeasured at fair value but the differential paid or received under the swap agreements are recognized and included in interest expense or income. In addition, the fair value of such interest rate swaps in Note 26 “FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES “is included in that of hedged items such as debentures, borrowed money, corporate bonds and loans.

(2) Currency-related Transactions

Millions of Yen
2010
		Contract amount		Fair value
	Hedged item	Total	Due after one year
Translated at contractual rates	Foreign-currency debentures and loans
Swaps		¥164,998	¥164,228	*

		—	—	—

Thousands of U.S. Dollars (Note 1)
2010
		Contract amount		Fair value
	Hedged item	Total	Due after one year
Translated at contractual rates	Foreign-currency debentures and loans
Swaps		$1,773,415	$1,765,141	*

		—	—	—

Note:	The above foreign currency swap contracts which qualify the hedging requirements of assignment method are not subject to the disclosure of fair value information. In addition, the fair value of such foreign currency rate swaps in Note 26 “FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES” is included in that of hedged items such as foreign-currency debentures and loans.

(3) Equity-related Transactions

Not applicable.

(4) Bond-related Transactions

Not applicable.

28. MARKET VALUE OF SECURITIES AND MONEY HELD IN TRUST

Market value of securities, money held in trust and negotiable certificate of deposit classified as “Cash and due from banks” as of March 31, 2010 and 2009 are summarized below.

(a) Securities

(1) Held-to-maturity Debt Securities as of March 31, 2010

		Millions of Yen
		2010
		Carrying amount	Fair value	Difference
Fair value exceeds carrying amount	Japanese government bonds	¥77,187	¥77,530	¥342
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	73,571	79,075	5,504
	Other	113,185	124,508	11,322

Sub-total		263,944	281,114	17,169

Fair value does not exceed carrying amount	Japanese government bonds	98,816	98,555	(260)
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	56,645	54,914	(1,731)
	Other	18,608	18,489	(118)

Sub-total		174,070	171,959	(2,110)

Total		¥438,015	¥453,073	¥15,058

		Thousands of U.S. Dollars (Note 1)
		2010
		Carrying amount	Fair value	Difference
Fair value exceeds carrying amount	Japanese government bonds	$829,618	$833,298	$3,680
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	790,750	849,907	59,158
	Other	1,216,528	1,338,227	121,699

Sub-total		2,836,896	3,021,432	184,536

Fair value does not exceed carrying amount	Japanese government bonds	1,062,085	1,059,281	(2,804)
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	608,834	590,227	(18,607)
	Other	200,000	198,723	(1,277)

Sub-total		1,870,920	1,848,231	(22,689)

Total		$4,707,816	$4,869,664	$161,848

(2) Held-to-maturity Debt Securities with Fair Values as of March 31, 2009

	Millions of Yen
	2009
	Carrying amount	Fair value	Unrealized gains (losses)
			Net	Gains	(Losses)
Japanese government bonds	¥—	¥—	¥—	¥—	¥—
Japanese local government bonds	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—
Corporate bonds	54,059	51,095	(2,963)	197	(3,161)
Other	98,230	97,857	(372)	—	(372)

Total	¥152,289	¥148,953	¥(3,336)	¥197	¥(3,533)

Note: Fair value is based on the closing price at the period end.

(3) Available-for-sale Securities as of March 31, 2010

		Millions of Yen
		2010
		Carrying amount (Fair value)	Acquisition cost	Difference
Carrying amount exceeds cost
	Equities	¥14,588	¥9,072	¥5,516
	Bonds	198,919	197,116	1,803
	Japanese government bonds	152,001	151,118	882
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	46,918	45,997	920
	Other	7,459	3,339	4,119

Sub-total		220,967	209,527	11,439

Carrying amount does not exceed cost
	Equities	6,935	7,644	(709)
	Bonds	286,833	286,932	(99)
	Japanese government bonds	280,083	280,144	(60)
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	6,749	6,788	(38)
	Other	21,706	21,756	(50)

Sub-total		315,474	316,333	(858)

Total		¥536,442	¥525,861	¥10,580

		Thousands of U.S. Dollars (Note 1)
		2010
		Carrying amount (Fair value)	Acquisition cost	Difference
Carrying amount exceeds cost
	Equities	$156,801	$97,508	$59,292
	Bonds	2,138,000	2,118,618	19,382
	Japanese government bonds	1,633,722	1,624,237	9,485
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	504,278	494,382	9,897
	Other	80,172	35,892	44,280

Sub-total		2,374,973	2,252,019	122,955

Carrying amount does not exceed cost
	Equities	74,539	82,166	(7,626)
	Bonds	3,082,890	3,083,966	(1,067)
	Japanese government bonds	3,010,356	3,011,008	(652)
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	72,544	72,958	(414)
	Other	233,302	233,840	(537)

Sub-total		3,390,741	3,399,972	(9,230)

Total		$5,765,715	$5,651,990	$113,724

(4) Available-for-sale Securities with Fair Values as of March 31, 2009

	Millions of Yen
	2009
	Cost	Carrying amount (Fair value)	Unrealized gains (losses)
			Net	Gains	(Losses)
Equities	¥28,159	¥24,628	¥(3,530)	¥139	¥(3,669)
Bonds	713,681	714,410	728	774	(46)
Japanese government bonds	250,670	251,413	743	772	(29)
Japanese local government bonds	—	—	—	—	—
Short-term corporate bonds	461,514	461,514	—	—	—
Corporate bonds	1,496	1,482	(14)	2	(16)
Other	5,407	4,492	(914)	—	(914)

Total	¥747,247	¥743,531	¥(3,716)	¥914	¥(4,630)

Note:	Carrying amount above represents the fair values determined based on the closing price at the six-month period.

(5) Available-for-sale Securities sold as of March 31, 2010 and 2009

	Millions of Yen
	2010
	Proceeds from sales	Total amount of gains on sales	Total amount of losses on sales
Equities	¥16,143	¥1,116	¥2,369
Bonds	250,453	151	19
Japanese government bonds	249,971	151	—
Japanese local government bonds	—	—	—
Short-term corporate bonds	—	—	—
Corporate bonds	481	—	19
Other	343	111	126

Total	¥266,940	¥1,380	¥2,515

	Thousands of U.S. Dollars (Note 1)
	2010
	Proceeds from sales	Total amount of gains on sales	Total amount of losses on sales
Equities	$173,509	$12,004	$25,466
Bonds	2,691,891	1,631	206
Japanese government bonds	2,686,714	1,631	—
Japanese local government bonds	—	—	—
Short-term corporate bonds	—	—	—
Corporate bonds	5,177	—	206
Other	3,694	1,198	1,364

Total	$2,869,094	$14,834	$27,036

	Millions of Yen
	2009
	Proceeds from sales	Total amount of gains on sales	Total amount of losses on sales
Available-for-sale securities	¥6,170	¥3,415	¥327

(6) Held-to-maturity Debt Securities and Available-for-sale Securities whose Fair Values are not readily determinable as of March 31, 2009

	Millions of Yen	Thousands of U.S. dollars (Note 1)
	2009
Held-to-maturity debt securities
Unlisted corporate bonds	¥54,424	$554,053
Available-for-sale securities
Unlisted equities	127,478	1,297,758
Unlisted corporate bonds	4,464	45,449
Unlisted foreign securities	46,721	475,629
Negotiable certificate of deposit	10,158	103,410
Other	64,468	656,298

Total	¥307,715	$3,132,597

(7) Change in Classification of Securities

Reclassification from held-to-maturity debt securities to available-for-sale securities due to deterioration of issuers’ creditworthiness amounted to ¥28,926 million ($310,901 thousand) for the year ended March 31, 2010.

(8) Redemption Schedule of Available-for-sale Securities with maturities and Held-to-maturity Debt Securities as of March 31, 2009

	Millions of Yen
	2009
	Maturity
	Within 1 year	1 to 5 years	5 to 10 years	More than 10 years
Bonds
Japanese government bonds	¥174,956	¥76,457	¥—	¥—
Short-term corporate bonds	461,514	—	—	—
Corporate bonds	14,079	75,386	21,965	1,000
Other	10,000	7	98,245	—

Total	¥660,550	¥151,850	¥120,211	¥1,000

(b) Money Held in Trust

(1) Money Held in Trust for the Purpose of Investment

	Millions of Yen
	2010
	Carrying amount	Net unrealized loss on the consolidated statement of operations
Money held in trust for the purpose of investment	¥25	¥(2)

	Millions of Yen
	2009
	Carrying amount	Net unrealized loss on the consolidated statement of operations
Money held in trust for the purpose of investment	¥12	¥(1)

	Thousands of U.S. Dollars (Note 1)
	2010
	Carrying amount	Net unrealized loss on the consolidated statement of operations
Money held in trust for the purpose of investment	$270	$(27)

(2) Other (other than for the purpose of investment and held to maturity)

	Millions of Yen
	2010
			Unrealized gains (losses)
	Carrying amount	Acquisition cost	Net	Carrying amount exceeds cost	(Carrying amount does not exceed cost)
Other money held in trust	¥30,715	¥28,115	¥2,599	¥2,618	¥(18)

	Millions of Yen
	2009
			Unrealized gains (losses)
	Acquisition cost	Carrying amount	Net	Gains	(Losses)
Other money held in trust	¥28,074	¥24,860	¥(3,213)	¥5	¥(3,219)

	Thousands of U.S. Dollars (Note 1)
	2010
			Unrealized gains (losses)
	Carrying amount	Acquisition cost	Net	Carrying amount exceeds cost	(Carrying amount does not exceed cost)
Other money held in trust	$330,127	$302,187	$27,940	$28,141	$(201)

(c) Unrealized Loss on Available-for-sale Securities

The breakdown of unrealized loss on available-for-sale securities is as follows:

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2010	2009	2010
Unrealized loss on
available-for-sale securities	¥9,819	¥(3,254)	$105,538
Other money held in trust	2,599	5	27,940
Deferred tax assets		1,631
Deferred tax liabilities	(1,204)		(12,948)

	11,214	(1,617)	120,529

Amount corresponding to minority interests	(117)	(46)	(1,264)
DBJ Inc.’s interest in net unrealized gains on available-for-sale securities held by affiliates accounted for by the equity method	(5)	(3)	(55)

Unrealized loss on available-for-sale securities, net of taxes	¥11,091	¥(1,667)	$119,211

Note:	Unrealized loss includes foreign currency translation adjustments on non-marketable securities denominated in foreign currency.

29. RELATED PARTY TRANSACTIONS

Related party transactions for the year ended March 31, 2010 and for the six-month period ended March 31, 2009 are as follows:

				Amounts of the transactions		Balance at March 31, 2010
Related party	Category	Description	Account item	Millions of Yen	Thousands of U.S. Dollars (Note 1)	Millions of Yen	Thousands of U.S. Dollars (Note 1)
Finance Minister	Shareholder	Underwritten additional share*[1]	—	¥181,194	$1,947,485	¥—	$—

		Borrowings*[2]	Borrowed money	300,000	3,224,420	5,402,900	58,070,729
		Repayments		934,240	10,041,273

		Payment for interest	Accrued amount payable	93,596	1,005,976	19,909	213,986

		Guarantees*[3]	—	2,255,851	24,246,040	—	—

				Amounts of the transactions		Balance at March 31, 2009
Related party	Category	Description	Account item	Millions of Yen	Thousands of U.S. Dollars (Note 1)	Millions of Yen	Thousands of U.S. Dollars (Note 1)
Finance Minister	Shareholder	Borrowings	Borrowed money*[5]	¥247,700	$2,521,633	¥6,037,140	$61,459,235
		Repayments		601,214	6,120,475

		Payment for interest	Accrued amount payable	54,550	555,333	22,429	228,332

		Guarantees*[3]	—	2,072,206	21,095,455	—	—

*1.	DBJ Inc. has allocated new shares issued at ¥50,000 ($537) per share to a third party.
*2.	DBJ Inc. has borrowed from the fiscal investment and loan program funds, and applied interest rates for fiscal investment and loan. The last redemption period is November 20, 2029 without putting up collateral.
*3.	The Guarantees are for debentures issued by DBJ Inc. free of guarantee charge.
*4.	According to Article 2, item 5 of the Japan Finance Corporation Law, DBJ Inc. has borrowed ¥3,199,746 million ($34,391,079 thousand) from the Japan finance corporation relating to the crisis response business.
*5.	The interest rate of borrowed money is from 0.00% to 4.75%, and the last redemption period is March 20, 2029.

30. SUBSEQUENT EVENT

On June 29, 2010, the shareholders meeting resolved the following appropriations of retained earnings. After that, the timing and amounts for dividends were authorized by the Finance Minister on the same day:

Appropriations of Retained earnings as of March 31, 2010

	Millions of Yen	Thousands of U.S. Dollars (Note 1)
Year-end cash dividends-Common stock (¥230-$2.47 per share)	¥10,033	$107,841

SUPPLEMENTAL INFORMATION OF DEVELOPMENT BANK OF JAPAN INC.

Outstanding Bonds

(Yen amounts in millions)
Guaranteed foreign bonds as of March 31, 2010(1):

Floating rate Dollar obligations
Guaranteed Bonds due 2014 ($350,000,000) issued in 2009	¥32,564
Subtotal	¥32,564
Non-guaranteed foreign bonds as of March 31, 2010:

Floating rate Dollar obligations
Non-guaranteed Bonds due 2014 ($10,000,000) issued in 2009	¥930
Non-guaranteed Bonds due 2014 ($30,000,000) issued in 2009	2,791
Non-guaranteed Bonds due 2014 ($10,000,000) issued in 2009	930
Non-guaranteed Bonds due 2012 ($20,000,000) issued in 2009	1,861
Non-guaranteed Bonds due 2012 ($30,000,000) issued in 2009	2,791
Non-guaranteed Bonds due 2012 ($50,000,000) issued in 2009	4,652
Non-guaranteed Bonds due 2013 ($20,000,000) issued in 2009	1,861
Non-guaranteed Bonds due 2013 ($20,000,000) issued in 2009	1,861
Non-guaranteed Bonds due 2015 ($5,000,000) issued in 2010	465
Non-guaranteed Bonds due 2013 ($40,000,000) issued in 2010	3,722
Non-guaranteed Bonds due 2013 ($20,000,000) issued in 2010	1,861
Non-guaranteed Bonds due 2015 ($50,000,000) issued in 2010	4,652
Non-guaranteed Bonds due 2015 ($50,000,000) issued in 2010	4,652
Non-guaranteed Bonds due 2015 ($50,000,000) issued in 2010	4,652

Subtotal	¥37,681

Floating rate Japanese yen obligations
Non-guaranteed Bonds due 2010 (¥500,000,000) issued in 2008	¥500
Non-guaranteed Bonds due 2014 (¥5,000,000,000) issued in 2009	5,000

Subtotal	¥5,500

Fixed rate Japanese yen obligations
0.80% Non-guaranteed Bonds due 2010 (¥1,000,000,000) issued in 2008	¥1,000
0.81% Non-guaranteed Bonds due 2012 (¥1,000,000,000) issued in 2009	1,000

Subtotal	¥2,000
Total	¥45,181

Total foreign bonds	¥77,745

Guaranteed domestic bonds as of March 31, 2010:

Fixed rate Japanese yen obligations
1.6% Guaranteed Bonds due 2018 (¥30,000,000,000) issued in 2008	¥30,000
1.4% Guaranteed Bonds due 2018 (¥30,000,000,000) issued in 2008	30,000
2.1% Guaranteed Bonds due 2023 (¥30,000,000,000) issued in 2008	30,000
1.8% Guaranteed Bonds due 2024 (¥30,000,000,000) issued in 2009	30,000
1.4% Guaranteed Bonds due 2019 (¥50,000,000,000) issued in 2009	50,000
1.2% Guaranteed Bonds due 2019 (¥50,000,000,000) issued in 2009	50,000
1.4% Guaranteed Bonds due 2020 (¥50,000,000,000) issued in 2010	50,000

Subtotal	¥270,000
Non-guaranteed domestic bonds as of March 31, 2010:

Fixed rate Japanese yen obligations
1.116% Non-guaranteed Bonds due 2011 (¥33,000,000,000) issued 2008	¥33,000
1.367% Non-guaranteed Bonds due 2013 (¥24,000,000,000) issued 2008	24,000
0.880% Non-guaranteed Bonds due 2012 (¥40,000,000,000) issued 2009	40,000
1.158% Non-guaranteed Bonds due 2014 (¥40,000,000,000) issued 2009	40,000
1.745% Non-guaranteed Bonds due 2019 (¥10,000,000,000) issued 2009	10,000
0.847% Non-guaranteed Bonds due 2014 (¥10,000,000,000) issued 2009	10,000
0.502% Non-guaranteed Bonds due 2012 (¥20,000,000,000) issued 2009	20,000
0.774% Non-guaranteed Bonds due 2014 (¥20,000,000,000) issued 2009	20,000

Subtotal	¥197,000
Total domestic bonds	¥467,000

Total bonds	¥544,745

(1)	The actual foreign currency amounts of obligations are set forth in parentheses (in thousands of units of foreign currency) for foreign borrowings. Translations of actual foreign currency amounts into yen amounts have been made in accordance with the method stated in Note 1 of “Notes to Consolidated Financial Statements”.

Outstanding Bonds of the Predecessor

		(Yen amounts in millions)
Guaranteed foreign bonds as of March 31, 2010(1)

Fixed rate Dollar obligations
6 7/8%	Guaranteed Bonds due 2011 ($750,000,000) issued in 1999	¥69,780
4.25%	Guaranteed Bonds due 2015 ($700,000,000) issued in 2005	65,128
5 1/8%	Guaranteed Bonds due 2017 ($900,000,000) issued in 2007	83,736

Subtotal		¥218,644

Fixed rate Japanese yen obligations
1.81%	Guaranteed Bonds due 2028 (¥25,000,000,000) issued in 1998(2)	¥25,000
1.75%	Guaranteed Bonds due 2010 (¥100,000,000,000) issued in 2000	100,000
1.40%	Guaranteed Bonds due 2012 (¥75,000,000,000) issued in 2002	75,000
1.70%	Guaranteed Bonds due 2022 (¥75,000,000,000) issued in 2002	75,000
1.70%	Guaranteed Bonds due 2022 (¥30,000,000,000) issued in 2003	30,000
1.05%	Guaranteed Bonds due 2023 (¥75,000,000,000) issued in 2003	75,000
1.60%	Guaranteed Bonds due 2014 (¥75,000,000,000) issued in 2004	75,000
2.30%	Guaranteed Bonds due 2026 (¥50,000,000,000) issued in 2006	50,000
2.30%	Guaranteed Bonds due 2026 (¥25,000,000,000) issued in 2006	25,000
1.75%	Guaranteed Bonds due 2017 (¥75,000,000,000) issued in 2007	75,000

Subtotal		¥605,000

Fixed rate Euro obligations
5.625%	Guaranteed Bonds due 2011 (EUR750,000,000) issued in 2001	¥93,690
4.75%	Guaranteed Bonds due 2027 (EUR700,000,000) issued in 2007	87,444

Subtotal		¥181,134

Total		¥1,004,778

Non-guaranteed foreign bonds as of March 31, 2010(1)

Fixed rate Dollar obligation
3.142%	Non-guaranteed Bonds due 2010 ($20,000,000) issued in 2008	¥1,861

Subtotal		¥1,861

Fixed rate Japanese yen obligations
1.65%	Non-guaranteed Bonds due 2012 (¥50,000,000,000) issued in 2007	¥50,000
2.032%	Non-guaranteed Bonds due 2023 (¥2,000,000,000) issued in 2008	¥2,000

Subtotal		¥52,000
Total		¥53,861

Total foreign bonds		¥1,058,639

(Yen amounts in millions)
Guaranteed domestic bonds as of March 31, 2010

Fixed rate Japanese yen obligations
1.8% Guaranteed Bonds due 2010 (¥50,000,000,000) issued in 2000	¥50,000
1.9% Guaranteed Bonds due 2010 (¥50,000,000,000) issued in 2000	50,000
1.8% Guaranteed Bonds due 2010 (¥50,000,000,000) issued in 2000	50,000
1.6% Guaranteed Bonds due 2011 (¥50,000,000,000) issued in 2001	50,000
1.4% Guaranteed Bonds due 2011 (¥50,000,000,000) issued in 2001	50,000
0.8% Guaranteed Bonds due 2013 (¥50,000,000,000) issued in 2003	50,000
1.3% Guaranteed Bonds due 2014 (¥30,000,000,000) issued in 2004	30,000
1.8% Guaranteed Bonds due 2014 (¥30,000,000,000) issued in 2004	30,000
1.3% Guaranteed Bonds due 2015 (¥20,000,000,000) issued in 2005	20,000
1.4% Guaranteed Bonds due 2015 (¥30,000,000,000) issued in 2005	30,000
1.6% Guaranteed Bonds due 2016 (¥13,000,000,000) issued in 2006	13,000
2.1% Guaranteed Bonds due 2021 (¥30,000,000,000) issued in 2006	30,000
2.0% Guaranteed Bonds due 2016 (¥50,000,000,000) issued in 2006	50,000
2.1% Guaranteed Bonds due 2021 (¥30,000,000,000) issued in 2006	30,000
2.0% Guaranteed Bonds due 2021 (¥30,000,000,000) issued in 2006	30,000
1.8% Guaranteed Bonds due 2017 (¥50,000,000,000) issued in 2007	50,000
2.1% Guaranteed Bonds due 2022 (¥30,000,000,000) issued in 2007	30,000
1.9% Guaranteed Bonds due 2017 (¥50,000,000,000) issued in 2007	50,000
2.1% Guaranteed Bonds due 2022 (¥30,000,000,000) issued in 2007	30,000
2.0% Guaranteed Bonds due 2022 (¥30,000,000,000) issued in 2007	30,000
1.6% Guaranteed Bonds due 2018 (¥50,000,000,000) issued in 2008	50,000
2.2% Guaranteed Bonds due 2023 (¥30,000,000,000) issued in 2008	30,000
1.6% Guaranteed Bonds due 2018 (¥50,000,000,000) issued in 2008	50,000

Subtotal	¥883,000

Non-guaranteed domestic bonds as of March 31, 2010

Fixed rate Japanese yen obligations
1.23% Non-guaranteed Bonds due 2012 (¥50,000,000,000) issued in 2002	¥50,000
0.78% Non-guaranteed Bonds due 2013 (¥60,000,000,000) issued in 2003	60,000
1.58% Non-guaranteed Bonds due 2013 (¥50,000,000,000) issued in 2003	50,000
1.17% Non-guaranteed Bonds due 2010 (¥20,000,000,000) issued in 2003	20,000
1.83% Non-guaranteed Bonds due 2018 (¥10,000,000,000) issued in 2003	10,000
1.59% Non-guaranteed Bonds due 2014 (¥50,000,000,000) issued in 2004	50,000
1.52% Non-guaranteed Bonds due 2014 (¥50,000,000,000) issued in 2004	50,000
1.05% Non-guaranteed Bonds due 2011 (¥20,000,000,000) issued in 2004	20,000
1.40% Non-guaranteed Bonds due 2015 (¥50,000,000,000) issued in 2005	50,000
1.70% Non-guaranteed Bonds due 2020 (¥10,000,000,000) issued in 2005	10,000
0.57% Non-guaranteed Bonds due 2010 (¥50,000,000,000) issued in 2005	50,000
0.92% Non-guaranteed Bonds due 2011 (¥30,000,000,000) issued in 2005	30,000
1.65% Non-guaranteed Bonds due 2015 (¥40,000,000,000) issued in 2005	40,000
1.41% Non-guaranteed Bonds due 2011 (¥35,000,000,000) issued in 2006	35,000
1.40% Non-guaranteed Bonds due 2011 (¥80,000,000,000) issued in 2006	80,000
1.98% Non-guaranteed Bonds due 2016 (¥20,000,000,000) issued in 2006	20,000
1.30% Non-guaranteed Bonds due 2011 (¥50,000,000,000) issued in 2007	50,000
1.86% Non-guaranteed Bonds due 2016 (¥20,000,000,000) issued in 2007	20,000
1.93% Non-guaranteed Bonds due 2019 (¥10,000,000,000) issued in 2007	10,000
2.63% Non-guaranteed Bonds due 2036 (¥20,000,000,000) issued in 2007	20,000
1.33% Non-guaranteed Bonds due 2012 (¥40,000,000,000) issued in 2007	40,000
1.80% Non-guaranteed Bonds due 2017 (¥25,000,000,000) issued in 2007	25,000
2.67% Non-guaranteed Bonds due 2037 (¥15,000,000,000) issued in 2007	15,000
2.74% Non-guaranteed Bonds due 2047 (¥20,000,000,000) issued in 2007	20,000
2.23% Non-guaranteed Bonds due 2027 (¥10,000,000,000) issued in 2007	10,000
1.55% Non-guaranteed Bonds due 2014 (¥10,000,000,000) issued in 2007	10,000
1.27% Non-guaranteed Bonds due 2012 (¥20,000,000,000) issued in 2007	20,000
1.75% Non-guaranteed Bonds due 2017 (¥20,000,000,000) issued in 2007	20,000
1.22% Non-guaranteed Bonds due 2012 (¥20,000,000,000) issued in 2007	20,000
1.73% Non-guaranteed Bonds due 2017 (¥20,000,000,000) issued in 2007	20,000
2.25% Non-guaranteed Bonds due 2027 (¥10,000,000,000) issued in 2007	10,000
1.10% Non-guaranteed Bonds due 2013 (¥20,000,000,000) issued in 2008	20,000
1.63% Non-guaranteed Bonds due 2017 (¥10,000,000,000) issued in 2008	10,000
1.11% Non-guaranteed Bonds due 2013 (¥50,000,000,000) issued in 2008	50,000
1.69% Non-guaranteed Bonds due 2018 (¥30,000,000,000) issued in 2008	30,000
1.57% Non-guaranteed Bonds due 2014 (¥20,000,000,000) issued in 2008	20,000
1.21% Non-guaranteed Bonds due 2011 (¥20,000,000,000) issued in 2008	20,000
2.13% Non-guaranteed Bonds due 2020 (¥10,000,000,000) issued in 2008	10,000
1.41% Non-guaranteed Bonds due 2013 (¥50,000,000,000) issued in 2008	50,000
1.84% Non-guaranteed Bonds due 2018 (¥30,000,000,000) issued in 2008	30,000
0.89% Non-guaranteed Bonds due 2010 (¥30,000,000,000) issued in 2008	30,000

Subtotal	¥1,205,000

Total domestic bonds	¥2,088,000

Total bonds	¥3,146,639

(1)	The actual foreign currency amounts of obligations are set forth in parentheses (in thousands of units of foreign currency) for foreign borrowings. Translations of U.S. dollar amounts into yen amounts have been made in accordance with the method stated in Note 1 of “Notes to Consolidated Financial Statements”. Translations of Euro amounts into yen amounts have been made at the rate of ¥124.92= EUR1.00, the effective exchange rate prevailing as of March 31, 2010.
(2)	These bonds have put options which can be exercised by investors in 2008, 2013, 2018 and 2023.